CALCULATION OF REGISTRATION FEE

Proposed
Title of each		maximum	Proposed maximum
class of securities	Amount to be	offering price	aggregate	Amount of
to be registered	registered(1)	per share(1)	offering price	registration fee(2)
Common Stock, no par value	19,065,789	$19.00	$362,249,991	$25,828.43

(1)	Includes common shares that may be purchased by the underwriters pursuant to their option to purchase additional common shares to cover over-allotments.

(2)	Calculated in accordance with Rule 457(r) under the Securities Act of 1933, as amended, based on the maximum aggregate offering price.

Filed Pursuant to Rule 424(b)(5)
Registration Statement No. 333-157163

16,578,947 Shares

Common Stock

We are offering 16,578,947 shares of our common stock, no par value.

Our common stock is listed on the Nasdaq Global Select Market (the “Nasdaq”), under the symbol “FMER.” The last reported sale price of our common stock on the Nasdaq on May 17, 2010 was $19.63 per share.

The underwriters may purchase up to an additional 2,486,842 shares of our common stock within 30 days after the date of this prospectus supplement to cover over-allotments, if any.

Investing in our common stock involves risks. See “Risk Factors” beginning on page S-7 of this prospectus supplement and in the documents incorporated by reference herein for a discussion of factors you should carefully consider before buying shares of our common stock.

None of the Securities and Exchange Commission (“SEC”), any state securities commission, the Board of Governors of the Federal Reserve System, the Federal Deposit Insurance Corporation (“FDIC”), or any other regulatory body has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

These securities are not deposits or accounts or other obligations of any bank or savings association and are not insured or guaranteed by the FDIC, the Board of Governors of the Federal Reserve System or any other governmental or regulatory agency or instrumentality.

		Underwriting	Proceeds to
	Price to	Discount and	FirstMerit
	Public	Commissions	Corporation

Per Share	$19.00	$0.8075	$18.1925
Total	$314,999,993	$13,387,500	$301,612,493

Delivery of the shares will be made on or about May 21, 2010.

Joint Book-Running Managers

Credit Suisse	RBC Capital Markets	Sandler O’Neill + Partners, L.P.

The date of this prospectus supplement is May 17, 2010.

You should rely only on the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus or any related free writing prospectus that we may provide to you. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus, any related free writing prospectus and the documents incorporated by reference herein and therein is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

It is important for you to read and consider all of the information contained in this prospectus supplement, the accompanying prospectus, any related free writing prospectus and the information incorporated by reference herein and therein before making an investment decision. Please carefully read this prospectus supplement, the accompanying prospectus, any related free writing prospectus and the information contained in the documents referred to under the heading “Where You Can Find More Information” beginning on page S-40 of this prospectus supplement.

ABOUT THIS PROSPECTUS SUPPLEMENT

This document consists of two parts. The first part is this prospectus supplement, which describes the terms of this offering of shares of our common stock. The second part is the accompanying prospectus, which provides general information about us and our securities, some of which may not apply to the shares of common stock that we are currently offering. This prospectus supplement and the accompanying prospectus are part of a Registration Statement that we have filed with the SEC, using a “shelf” registration process.

Both this prospectus supplement and the accompanying prospectus include important information about us, our common stock and other information you should know before investing in shares of our common stock. This prospectus supplement also adds, updates and changes information contained in the accompanying prospectus. To the extent that any statement that we make in this prospectus supplement is inconsistent with the statements made in the accompanying prospectus, the statements made in the accompanying prospectus are deemed modified or superseded by the statements made in this prospectus supplement. You should read both this prospectus supplement and the accompanying prospectus as well as the additional information described under the heading “Where You Can Find More Information” beginning on page S-40 of this prospectus supplement before investing in shares of our common stock.

The words “FirstMerit,” “Company,” “we,” “our,” “ours” and “us” as used herein refer to FirstMerit Corporation and its subsidiaries, unless otherwise stated or the context otherwise requires.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement and the accompanying prospectus, and the other documents we incorporate by reference in this prospectus supplement and in the accompanying prospectus, contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements about our long-term goals, financial condition, results of operations, earnings, levels of net loan charge-offs and nonperforming assets, interest rate exposure and profitability. Forward-looking statements, which are based on certain assumptions and describe our future plans, strategies, and expectations, are generally identified by the use of forward-looking language such as “our goal,” “our objective,” “our plan,” “will likely result,” “expects,” “plans,” “anticipates,” “intends,” “projects,” “believes,” “estimates” or other similar words or expressions or conditional verbs such as “will,” “would,” “could”, “should” or other similar expressions.

Forward-looking statements express management’s current expectations, forecasts of future events or long-term goals and, by their nature, are subject to assumptions, risks and uncertainties. Although we believe that the expectations, forecasts and goals reflected in these forward-looking statements are reasonable, actual results could differ materially for a variety of reasons. The following factors are among the factors that could cause actual results to differ materially from the forward-looking statements:

•	general business and economic conditions, either nationally or in some or all of the areas in which we and our customers conduct our respective businesses;

•	changes in market rates and prices may adversely impact the value of securities, loans, deposits and other financial instruments and the interest rate sensitivity of our consolidated balance sheet;

•	our liquidity requirements could be adversely affected by changes in our assets and liabilities;

•	the nature, timing and effect of legislative or regulatory developments including changes in laws concerning taxes, banking, securities and other aspects of the financial services industry;

•	competitive factors among financial services organizations, including product and pricing pressures and our ability to attract, develop and retain qualified banking professionals;

•	our ability to execute our business plan successfully and within the expected time frames;

•	our ability to successfully integrate the assets, liabilities, customers, systems and management personnel we acquired from Midwest Bank and Trust Company (“Midwest Bank”), into our operations and our ability to realize related revenue synergies and cost savings within expected time frames;

•	potential exposure to unknown or contingent liabilities of companies we acquire or target for acquisition, including from Midwest Bank;

•	the effect of changes in accounting policies and practices, as may be adopted by the Financial Accounting Standards Board, the SEC, the Public Company Accounting Oversight Board and other regulatory agencies;

•	the effect of fiscal and governmental policies of the United States federal government;

•	rapidly changing technology affecting the financial services industry; and

•	other external developments materially affecting our operational and financial performance.

Additionally, the timing and occurrence or non-occurrence of events may be subject to circumstances beyond our control. It should be noted that we routinely evaluate opportunities to expand through acquisitions and frequently conduct due diligence activities in connection with such opportunities. As a result, acquisition discussions and, in some cases, negotiations, may take place at any time, and acquisitions involving cash or our debt or equity securities may occur.

You should not place undue reliance on these forward-looking statements, which reflect our expectations only as of the date of this prospectus supplement. We undertake no obligation to update forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law. You are advised, however, to consult any further disclosures we make on related subjects in our Annual

S-i

Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with the SEC. Also note that we provide cautionary discussion of risks, uncertainties and assumptions relevant to our business in our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K incorporated by reference herein. These are factors that, individually or in the aggregate, management believes could cause our actual results to differ materially from expected and historical results. We note these factors for investors as permitted by the Private Securities Litigation Reform Act of 1995. You should understand that it is not possible to predict or identify all such factors. Consequently, you should not consider such disclosures to be a complete discussion of all potential risks or uncertainties.

S-ii

PROSPECTUS SUPPLEMENT SUMMARY

You should read the following summary in conjunction with the more detailed information contained in this prospectus supplement and in the accompanying prospectus, including the information incorporated by reference in each, and any related free writing prospectuses. To the extent the following information is inconsistent with the information in the accompanying prospectus, you should rely on the following information. You should pay special attention to the “Risk Factors” section beginning on page S-7 of this prospectus supplement, the “Risk Factors” section in our Annual Report on Form 10-K for the year ended December 31, 2009, which is incorporated by reference herein, and the risks described in the other documents incorporated by reference herein to determine whether an investment in our common stock is appropriate for you.

FirstMerit Corporation

We are a bank holding company organized in 1981 under the laws of the State of Ohio and registered under the Bank Holding Company Act of 1956, as amended (the “Bank Holding Company Act”). As of March 31, 2010, we had consolidated total assets of approximately $12.3 billion, total deposits of approximately $9.4 billion, and total stockholders’ equity of approximately $1.16 billion.

Our principal business consists of owning and supervising our subsidiaries and affiliates.

With our assumption of substantially all of the deposits and certain identified liabilities and our acquisition of substantially all of the loans and certain other assets of Midwest Bank, an Illinois state-chartered bank headquartered in Elmwood Park, Illinois and a wholly-owned subsidiary of Midwest Banc Holdings, Inc., from the FDIC, as receiver (the “Acquisition”) on May 14, 2010, FirstMerit Bank, N.A. (“FirstMerit Bank”), now operates a network of 206 full service banking offices and 229 automated teller machines, spanning a total of 24 counties in Ohio, including Ashland, Ashtabula, Crawford, Cuyahoga, Delaware, Erie, Fairfield, Franklin, Geauga, Holmes, Huron, Knox, Lake, Lorain, Lucas, Madison, Medina, Portage, Richland, Seneca, Stark, Summit, Wayne and Wood Counties, as well as Cook, Dupage, Kane, Lake, McHenry and Will Counties in Illinois and Lawrence County in Pennsylvania. We also own, directly or through FirstMerit Bank, various non-banking subsidiaries, which provide fiduciary, financial, insurance and investment services to corporate, institutional and individual customers. In our principal market in Northeastern Ohio, we serve nearly 600,000 households and businesses in the 16th largest consolidated metropolitan statistical area in the country (which combines the primary metropolitan statistical areas for Cleveland, Lorain/Elyria and Akron, Ohio).

Our principal executive offices are located at III Cascade Plaza, Akron, Ohio 44308, and our telephone number is (330) 996-6300. Our Internet site can be accessed at http://www.firstmerit.com. Information contained on our Internet site does not constitute part of, and is not incorporated into, this prospectus supplement or the accompanying prospectus.

Recent Developments

Midwest Bank Acquisition

The following summary highlights selected information related to our assumption of substantially all of the deposits and certain other identified liabilities and our acquisition of substantially all of the loans and certain other assets of Midwest Bank, an Illinois state-chartered bank headquartered in Elmwood Park, Illinois, from the FDIC, as receiver. Our actual results could differ materially from the anticipated effects of the Acquisition as described below. The summary below reflects the preliminary analysis of our management with respect to the anticipated effects of the Acquisition, and is subject to change. It is qualified in its entirety by more detailed information included or incorporated by reference into this prospectus supplement, including the information set forth under the caption “Risk Factors — Risks Related to Acquisition of the Business and Assets of Midwest Bank” beginning on page S-7 and the terms of the Purchase and Assumption Agreement — Whole Bank; All Deposits dated as of May 14, 2010 between FirstMerit Bank and the FDIC, as receiver for Midwest Bank (the “Agreement”), filed as an exhibit to our Current Report on Form 8-K filed on May 17, 2010. The final carrying values of acquired loans and other acquired assets and assumed liabilities will be recorded and disclosed in future filings with the SEC and will reflect management’s best estimate of the fair value of each of these assets and liabilities as of the date of acquisition. All financial and other numeric measures of Midwest Bank as described below were based upon Midwest Bank’s internally prepared interim financial statement information as of April 30, 2010 that was provided to us by the FDIC and are subject to change.

Overview

On May 14, 2010, FirstMerit Bank assumed substantially all of the deposits and certain other identified liabilities and acquired substantially all of the loans and certain other assets of Midwest Bank from the FDIC, as receiver, pursuant to the terms of the Agreement.

FirstMerit Bank acquired approximately $3.0 billion in assets, including approximately $2.2 billion of loans, $465 million of marketable securities and $300 million of cash and cash equivalents. The loans acquired by FirstMerit Bank principally consist of performing one-to four-family and multifamily residential mortgage and construction loans, land development and other mortgage loans, commercial and industrial loans and consumer loans. FirstMerit also assumed approximately $3.0 billion of liabilities, including approximately $2.3 billion in customer deposits.

As part of the Acquisition, FirstMerit Bank acquired three subsidiaries from Midwest Bank: a broker-dealer; an investment company; and a real estate investment trust that is a subsidiary of the investment Company. No other liabilities were assumed from Midwest Bank. The bid accepted by the FDIC included a 0.4% premium on the non-brokered deposits assumed, a 2.7% premium on the assets acquired, and a cash-settled value appreciation instrument (“VAI”) described more fully in the paragraph below. Based on Midwest Bank’s April 30, 2010 interim financial statement information, FirstMerit Bank would be required to make a payment to the FDIC in the amount of approximately $100 million, subject to a customary post-closing adjustment based upon the final closing date balance sheet for Midwest Bank, which payment reflects the difference between the purchase price of the assets acquired and the value of the liabilities assumed and the calculations of the premiums. The actual amount of such payment will be based on the final premium calculations and the actual amount of net assets delivered to FirstMerit Bank by the FDIC. Based on initial information provided by the FDIC on May 16, 2010, FirstMerit Bank will be required to make a payment of $222 million, which reflects an increase of $121 million in net assets to be delivered by the FDIC. The terms of the Agreement provide for the FDIC to indemnify FirstMerit Bank against claims with respect to liabilities and assets of Midwest Bank or any of its affiliates not assumed or otherwise purchased by FirstMerit Bank and with respect to certain other claims by third parties.

In addition, as part of the consideration for the transaction, FirstMerit Bank delivered to the FDIC a VAI pursuant to which the FDIC was granted a cash-settled value appreciation right with respect to 2.5 million units, with each unit mirroring one share of the common stock of the Company. Under the terms of the VAI, the FDIC has the right to obtain a cash payment equal to the product of: (1) the number of units with respect to which the FDIC exercises the VAI; and (2) difference between the (A) the average per share volume weighted price of our common stock over the two Nasdaq trading days immediately prior to the date on which the VAI is exercised and (B) $22.81. The VAI is exercisable by the FDIC, in whole or in part, on one or more occasions, for the period commencing on May 21, 2010 and expiring at 5:00 p.m. EST on June 14, 2010.

All of Midwest Bank’s 23 branches and three additional banking offices located in Illinois have reopened as operations of FirstMerit Bank. The physical branch locations and leases were not immediately acquired by the FirstMerit Bank in the Acquisition. FirstMerit Bank has an option, exercisable for 90 days following the closing of the Acquisition, to acquire, at fair market value, any bank premises that were owned by, and to assume any leases relating to bank premises held by, Midwest Bank (including ATM locations). FirstMerit Bank is currently reviewing the bank premises and related leases of Midwest Bank. FirstMerit Bank currently expects to acquire substantially all of the Midwest Bank facilities and leases. In addition, FirstMerit Bank has an option, exercisable for 30 days following the closing of the Acquisition, to elect to assume or reject any contracts that provided for the rendering of services by or to Midwest Bank. Management anticipates approximately $7.0 million of pre-tax one-time acquisition, transition and integration costs associated with the Acquisition.

Loss Sharing Arrangements

In connection with the Acquisition, FirstMerit Bank entered into loss sharing agreements with the FDIC that cover approximately $2.2 billion of loans, including one- to four-family and multifamily residential mortgage and construction loans, land development and other mortgage loans, commercial and industrial loans and consumer loans (referred to collectively as “covered assets”).

Pursuant to the terms of the loss sharing agreements, the FDIC’s obligation to reimburse FirstMerit Bank for losses with respect to covered assets begins with the first dollar of loss incurred. The FDIC will reimburse FirstMerit Bank for 80% of losses with respect to covered assets. FirstMerit Bank will reimburse the FDIC for 80% of recoveries with respect to losses for which the FDIC has reimbursed FirstMerit Bank under the loss sharing agreements. The loss sharing agreement applicable to single-family residential mortgage loans provides for FDIC loss sharing and FirstMerit Bank reimbursement to the FDIC, in each case as described above, for ten years. The loss sharing agreement applicable to covered assets other than single-family residential mortgage loans provides for FDIC loss sharing for five years and FirstMerit Bank reimbursement to the FDIC for eight years, in each case, on the same terms and conditions as described above.

In addition, on March 15, 2020 (the “True-Up Measurement Date”), FirstMerit Bank has agreed to pay to the FDIC half of the amount, if positive, calculated as: (1) 20% of the intrinsic loss estimate of the FDIC (approximately $152 million); minus (2) the sum of (A) 25% of the asset premium paid in connection with the Acquisition (approximately $20 million), plus (B) 25% of the Cumulative Shared-Loss Payments (as defined below) plus (C) the Cumulative Servicing Amount (as defined below). For the purposes of the above calculation, Cumulative Shared-Loss Payments means: (i) the aggregate of all of the payments made or payable to FirstMerit Bank under the Shared-Loss Agreements; minus (ii) the aggregate of all of the payments made or payable to the FDIC under the Shared-Loss Agreements. Cumulative Servicing Amount means the Period Servicing Amounts (as defined in the loss sharing agreements) for every consecutive twelve-month period prior to and ending on the True-Up Measurement Date in respect of each of the Shared-Loss Agreements during which the loss sharing provisions of the applicable Shared-Loss Agreement is in effect.

The above reimbursable losses and recoveries are based on the book value of the relevant loans and other assets as determined by the FDIC as of the effective date of the Acquisition. The amount that FirstMerit Bank realizes on these assets could differ materially from the carrying value that will be reflected in any financial statements, based upon the timing and amount of collections and recoveries on the covered assets in future periods.

We believe that the loss sharing arrangements described above will substantially offset losses FirstMerit Bank may incur, even if the covered assets subject to loss sharing ultimately prove to have limited value.

Anticipated Effect on Operating Results and Cash Flows

Management believes the loss sharing agreement may have a material impact on our cash flows and operating results in both the short term and the long term. In the short term, it is likely that a significant portion of the covered loan assets will experience deterioration in payment performance or will be determined to have inadequate collateral values when compared with the principal amount outstanding under the loans. In such instances, we will cease the accrual of interest in our income accruals, which will affect our operating results, and FirstMerit Bank may no longer receive payments from the borrowers, which may affect cash flows. The loss sharing agreement will not offset the financial effects of such a situation. However, if a loan is subsequently written off after FirstMerit Bank completes its customary collection efforts, the loss sharing agreements will reimburse FirstMerit Bank for a substantial portion of the losses associated with the covered assets and reduce the impact such a write-off would otherwise have to our net income.

The long-term effects of the loss sharing agreements on cash flows and operating results will be similar to the short-term effects described above and will depend primarily on the value of the various loans covered by the loss sharing agreements. As the loss sharing agreements covers up to a 10-year period (five years for covered assets other than single-family residential mortgage loans), changing economic conditions will likely affect the timing of future write-offs and the resulting reimbursements from the FDIC. We believe that any recapture of interest income and recognition of cash flows from the borrowers or cash payments received from the FDIC (as part of the FDIC’s reimbursement under the loss sharing agreements) may be recognized unevenly over this period, as FirstMerit Bank will use its customary collection efforts to realize value under these loans. We also expect to deleverage approximately $700 million of investment securities and wholesale borrowings to improve profitability. In addition, we will record substantial discounts related to the acquisition of the covered assets. A portion of these discounts may be accretable to income over the term of the loss sharing agreements if FirstMerit Bank is able to realize value in any of the covered assets above the discounted value recorded at the time of the Acquisition, which will be dependent on a variety of national, regional and local economic factors and upon the timing and success of the FirstMerit Bank’s collection efforts with respect to the covered assets.

Anticipated Effect on Capitalization

At March 31, 2010, we met all the requirements for being “well-capitalized” under relevant regulatory ratios, and with the capital from this offering we expect to remain “well-capitalized.” Even with the capital from this offering, the Acquisition reduces our and FirstMerit Bank’s total equity-to-total assets ratios and our leverage ratio. In addition, the risk-based capital ratios increase due to the expected net increase to capital as a result of the Acquisition and this offering and the lower risk weighting on loans due to the FDIC guarantees. As of March 31, 2010, our Tier 1 capital, total capital and leverage ratios were 11.75%, 13.01% and 9.03%, respectively, and FirstMerit Bank’s Tier 1 capital, total capital and leverage ratios were 9.35%, 10.56% and 7.09%, respectively.

Notification of Voluntary Redemption of 8.67% Signal Capital Trust I Securities, Series B

On May 11, 2010, we notified U.S. Bank National Association, as Trustee, of the intention of FirstMerit Capital Trust I, a wholly-owned subsidiary of FirstMerit, to voluntarily redeem all of its outstanding 8.67% Signal Capital Trust I Securities, Series B (the “Capital Securities”) at 103.468% and to repay in full all of the related outstanding 8.67% junior subordinate deferrable interest debentures (the “Debentures”). As of March 31, 2010, FirstMerit Capital Trust I had outstanding approximately $21.4 million in aggregate principal amount of the Debentures, which we assumed in connection with our February 12, 1999 merger with Signal Corp. (the “Signal Merger”). The Debentures were issued in connection with the sale by FirstMerit Capital Trust I (fka Signal Capital Trust I) of the Capital Securities. In connection with the Signal Merger, we also assumed a guarantee of the Capital Securities. We anticipate the redemption of the Capital Securities will occur 45 days from the notification date.

Assuming the redemption of the Capital Securities is complete as of June 30, 2010, we anticipate attaining a total interest payment savings of approximately $950,000 in 2010. Based upon our March 31, 2010 Tier 1 capital ratio of 11.75%, we anticipate the redemption of the Capital Securities will have the effect of reducing our Tier 1 capital ratio by approximately .25%, but we do not anticipate that the redemption of the Capital Securities will have any impact on our tangible common equity ratio without giving effect to the Acquisition or this offering.

The Offering

Issuer	FirstMerit Corporation

Common stock offered by FirstMerit Corporation	16,578,947 shares

Over-allotment option	The underwriters may purchase, on one or more occasions, up to an additional 2,486,842 shares of our common stock within 30 days after the date of this prospectus supplement to cover over-allotments, if any, at the initial public offering price less the underwriting discount.

Common stock to be outstanding after this offering	107,763,647 shares of (or 110,250,489 shares of common stock if the underwriters exercise their over-allotment option in full).

Dividends	We currently pay quarterly dividends on shares of our common stock. Since the third quarter of 2006 and prior to the second quarter of 2009, we paid a quarterly cash dividend of $0.29 per common share. However, during the second and third quarters of 2009, our Board of Directors determined to pay a quarterly cash dividend of $0.16 per common share along with an in-kind common share dividend of $0.13 per share. Since that time, our Board of Directors reduced the dividend paid on shares of our common stock to a cash dividend of $0.16 per share. The declaration and payment of future dividends on shares of our common stock will be at the discretion of our Board of Directors and our dividend payments may be changed, reduced or eliminated altogether. See “Risk Factors” on page S-7 of this prospectus supplement, the “Risk Factors” section in our Annual Report on Form 10-K for the year ended December 31, 2009, which is incorporated by reference herein, and other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus for information regarding restrictions on our ability to pay dividends on shares of our common stock.

Use of proceeds	We estimate that the net proceeds from the sale of our common stock in this offering, after deducting the underwriting discount and estimated offering expenses payable by us, will be approximately $301,212,493 (or approximately $346,454,366 if the underwriters exercise their over-allotment option in full). We intend to use the net proceeds from this offering for general corporate purposes, including increasing our capital following the Acquisition. To do so, we expect to contribute all or substantially all of the net proceeds to the capital of FirstMerit Bank, which will use such amount for its general corporate purposes.

Risk factors	See “Risk Factors” beginning on page S-7 of this prospectus supplement, the “Risk Factors” section in our Annual Report on Form 10-K for the year ended December 31, 2009, which is incorporated by reference herein, and the risks described in the other documents incorporated by reference herein and other information included or incorporated by reference in this prospectus supplement for a discussion of factors you should carefully consider before buying shares of our common stock.

NASDAQ symbol	FMER

The number of shares of common stock outstanding immediately after the closing of this offering is based on 91,184,700 shares of common stock issued and outstanding as of May 14, 2010. Unless otherwise indicated, the number of shares of common stock presented in this prospectus supplement excludes shares issuable pursuant to the exercise of the underwriters’ over-allotment option, and approximately 5.6 million shares of common stock issuable under our stock compensation plans as of March 31, 2010.

RISK FACTORS

An investment in shares of our common stock involves risks. You should carefully consider the following risk factors and other information contained in this prospectus supplement and the accompanying prospectus, including the information incorporated by reference in each, before making an investment decision. Certain risks related to us and our business are described under the heading “Risk Factors” in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2009. The risks discussed below also include forward-looking statements and our actual results may differ materially from those discussed in these forward-looking statements. Risks and uncertainties not presently known to us or that we currently deem immaterial also may impair our business operations.

Risks relating to FirstMerit and Our Subsidiaries

Difficult market conditions and economic trends have adversely affected our industry and our business.

Our success depends, to a certain extent, upon economic and political conditions, local and national, as well as governmental monetary policies. Conditions such as inflation, recession, unemployment, changes in interest rates, money supply and other factors beyond our control may adversely affect our asset quality, deposit levels and loan demand and, therefore, our earnings.

Dramatic declines in real estate values and the housing market beginning in the latter half of 2007, with falling home prices and increasing foreclosures, unemployment and underemployment, have negatively impacted the credit performance of mortgage loans and resulted in significant write-downs of asset values by financial institutions. The resulting write-downs to assets of financial institutions have caused many financial institutions to seek additional capital, to merge with larger and stronger institutions and, in some cases, to seek government assistance or bankruptcy protection.

The capital and credit markets, including the fixed income markets, have been experiencing volatility and disruption. In some cases, the markets have produced downward pressure on stock prices and credit capacity for certain issuers without regard to those issuers’ financial strength.

Many lenders and institutional investors have reduced and, in some cases, ceased to provide funding to borrowers, including to other financial institutions because of concern about the stability of the financial markets and the strength of counterparties. It is difficult to predict how long these economic conditions will exist, which of our markets, products or other businesses will ultimately be affected, and whether management’s actions will effectively mitigate these external factors. Accordingly, the resulting lack of available credit, lack of confidence in the financial sector, decreased consumer confidence, increased volatility in the financial markets and reduced business activity could materially and adversely affect our business, financial condition and results of operations.

As a result of the challenges presented by economic conditions, we may face the following risks in connection with these events:

•	Inability of our borrowers to make timely repayments of their loans, or decreases in value of real estate collateral securing the payment of such loans resulting in significant credit losses, which could result in increased delinquencies, foreclosures and customer bankruptcies, any of which could have a material adverse effect on our operating results.

•	Increased regulation of our industry, including heightened legal standards and regulatory requirements or expectations imposed in connection with the Emergency Economic Stabilization Act of 2008 (the “EESA”) and the American Recovery and Reinvestment Act of 2009 (the “ARRA”). Compliance with such regulation will likely increase our costs and may limit our ability to pursue business opportunities.

•	Further disruptions in the capital markets or other events, including actions by rating agencies and deteriorating investor expectations, which may result in an inability to borrow on favorable terms or at all from other financial institutions.

•	Increased competition among financial services companies due to the recent consolidation of certain competing financial institutions and the conversion of certain investment banks to bank holding companies, which may adversely affect our ability to market our products and services.

•	Further increases in FDIC insurance premiums due to market developments that have significantly depleted the insurance fund of the FDIC and reduced the ratio of reserves to insured deposits.

The enactment of new legislation and increased regulatory oversight may significantly affect our financial condition.

The financial services industry is extensively regulated. FirstMerit Bank is subject to extensive regulation, supervision and examination by the OCC and the FDIC. As a holding company, we also are subject to regulation and oversight by the Board of Governors of the Federal Reserve System. Federal and state regulation is designed primarily to protect the deposit insurance funds and consumers, and not to benefit our shareholders. Such regulations can at times impose significant limitations on our operations. Regulatory authorities have extensive discretion in connection with their supervisory and enforcement activities, including the imposition of restrictions on the operation of an institution, the classification of assets by the institution and the adequacy of an institution’s allowance for loan losses. Proposals to change the laws governing financial institutions are frequently raised in Congress and before bank regulatory authorities. Substantial regulatory and legislation initiatives, including a comprehensive overhaul of the regulatory system in the United States, are possible in the years ahead. Changes in applicable laws or policies could materially affect our business and the likelihood of any major changes in the future and their effects are impossible to determine. Moreover, it is impossible to predict the ultimate form any proposed legislation might take or how it might affect us.

In 2008 and continuing into 2009 and 2010, the Board of Governors of the Federal Reserve System, Congress, the United States Treasury, the FDIC and others have taken numerous actions to address the current liquidity and credit crisis in the financial markets. These measures include: (1) homeowner relief that encourages loan restructuring and modification; (2) the establishment of significant liquidity and credit facilities for financial institutions and investment banks; (3) the lowering of the federal funds rate; and (4) coordinated efforts to address liquidity and other weaknesses in the banking sector. There can be no assurance as to the actual impact that new legislation will have on the economy or financial markets. The failure of these programs to stabilize the financial markets could weaken public confidence in financial institutions and have a substantial and material adverse effect on our ability to attract and retain new customers.

Further, additional legislation or regulations may be adopted in the future that reduce the amount that our customers are required to pay under existing loan contracts or limit our ability to foreclose on collateral. For example, legislation has been proposed to give judges the ability to adjust the principal and interest payments on residential mortgages to allow homeowners to avoid foreclosure. There can be no assurance that future legislation will not significantly impact our ability to collect on our current loans or foreclose on collateral.

Current levels of market volatility are unprecedented.

The capital and credit markets have been experiencing volatility and disruption for more than a year. In recent months, the volatility and disruption has reached unprecedented levels. In some cases, the markets have produced downward pressure on stock prices and credit availability for certain issuers without regard to those issuers’ underlying financial strength. If current levels of market disruption and volatility continue or worsen, there can be no assurance that we will not experience an adverse effect, which may be material, on our ability to access capital and on our business, financial condition and results of operations.

The market price for shares of our common stock has been volatile in the past, and several factors could cause the price to fluctuate substantially in the future, including:

•	announcements of developments related to our business;

•	fluctuations in our results of operations;

•	general conditions in our markets or the worldwide economy;

•	a shortfall in revenues or earnings compared to securities analysts’ expectations;

•	changes in analysts’ recommendations or projections; and

•	our announcement of new acquisitions or other projects.

We are subject to interest rate risk.

Our primary source of income is net interest income, which is the difference between the interest income generated by our interest-earning assets (consisting primarily of loans and, to a lesser extent, securities) and the interest expense generated by our interest-bearing liabilities (consisting primarily of deposits and wholesale borrowings).

The level of net interest income is primarily a function of the average balance of our interest-earning assets, the average balance of our interest-bearing liabilities and the spread between the yield on such assets and the cost of such liabilities. These factors are influenced by both the pricing and mix of our interest-earning assets and our interest-bearing liabilities which, in turn, are impacted by such external factors as the local economy, competition for loans and deposits, the monetary policy of the Federal Open Market Committee of the Federal Reserve Board of Governors (the “FOMC”) and market interest rates.

The cost of our deposits and short-term wholesale borrowings is largely based on short-term interest rates, the level of which is driven by the FOMC. However, the yields generated by our loans and securities are typically driven by intermediate-term (i.e., five-year) interest rates, which are set by the market and generally vary from day to day. The level of net interest income is therefore influenced by movements in such interest rates, and the pace at which such movements occur. If the interest rates on our interest-bearing liabilities increase at a faster pace than the interest rates on our interest-earning assets, the result could be a reduction in net interest income and with it, a reduction in our earnings. Our net interest income and earnings would be similarly impacted were the interest rates on our interest-earning assets to decline more quickly than the interest rates on our interest-bearing liabilities.

In addition, such changes in interest rates could affect our ability to originate loans and attract and retain deposits, the fair values of our securities and other financial assets, the fair values of our liabilities and the average lives of our loan and securities portfolios.

Changes in interest rates could also have an effect on the level of loan refinancing activity which, in turn, would impact the amount of prepayment penalty income we receive on our multi-family and commercial real estate (“CRE”) loans. As prepayment penalties are recorded as interest income, the extent to which they increase or decrease during any given period could have a significant impact on the level of net interest income and net income we generate during that time.

In addition, changes in interest rates could have an effect on the slope of the yield curve. A flat to inverted yield curve could cause our net interest income and net interest margin to contract, which could have a material adverse effect on our net income and cash flows, and the value of our assets.

We are subject to credit risk.

Risks stemming from our lending activities:

Our business strategy emphasizes the origination of multi-family loans and, to a lesser extent, CRE loans, which are generally larger, and have higher risk-adjusted returns and shorter maturities than one- to four-family mortgage loans. Our credit risk would ordinarily be expected to increase with the growth of these loan portfolios.

Multi-family and CRE properties are generally believed to involve a greater degree of credit risk than one- to four-family mortgage loans. In addition, payments on multi-family and CRE loans generally depend on the income produced by the underlying properties which, in turn, depends on their successful operation and management. Accordingly, the ability of our borrowers to repay these loans may be impacted by adverse conditions in the local real estate market and the local economy. While we seek to minimize these risks through our underwriting policies, which generally require that such loans be qualified on the basis of the collateral property’s cash flows, appraised value, and debt service coverage ratio, among other factors; there can be no assurance that our underwriting policies will protect us from credit-related losses or delinquencies.

We cannot guarantee that our record of asset quality will be maintained in future periods. Although we were not, and are not, involved in subprime or Alt-A lending, the ramifications of the subprime lending crisis and the turmoil in the financial and capital markets that followed have been far-reaching, with real estate values declining and unemployment and bankruptcies rising throughout the nation, including the regions we serve. The ability of our borrowers to repay their loans could be adversely impacted by the significant change in market conditions, which not only could result in our experiencing an increase in charge-offs, but also could necessitate our increasing our provision for loan losses. Either of these events would have an adverse impact on our results of operations were they to occur.

Risks stemming from our focus on lending in Ohio, Illinois and Pennsylvania regions:

Our business depends significantly on general economic conditions in northern and central Ohio, northern Illinois and western Pennsylvania. Accordingly, the ability of our borrowers to repay their loans, and the value of the collateral securing such loans, may be significantly affected by economic conditions in the regions we serve or by changes in the local real estate markets. A significant decline in general economic conditions caused by inflation, recession, unemployment, acts of terrorism, or other factors beyond our control could therefore have an adverse effect on our financial condition and results of operations. In addition, because multi-family and CRE loans represent the majority of our loans outstanding, a decline in tenant occupancy or in rents due to such factors or for other reasons could adversely impact the ability of our borrowers to repay their loans on a timely basis, which could have a negative impact on our results of operations.

We are subject to certain risks in connection with the level of our allowance for loan losses.

A variety of factors could cause our borrowers to default on their loan payments and the collateral securing such loans to be insufficient to repay any remaining indebtedness. In such an event, we could experience significant loan losses, which could have a material adverse effect on our financial condition and results of operations.

In the process of originating a loan, we make various assumptions and judgments about the ability of the borrower to repay it, based on, among other factors: (1) the cash flows produced by the building, property or business; (2) the value of the real estate or other assets serving as collateral; and (3) the creditworthiness of the borrower.

We also establish an allowance for loan losses through an assessment of probable losses in each of our loan portfolios. Several factors are considered in this process, including: (i) the level of defaulted loans at the close of each quarter; (ii) recent trends in loan performance; (iii) historical levels of loan losses; (iv) the factors underlying such loan losses and loan defaults; (v) projected default rates and loss severities; (vi) internal risk ratings; (vii) loan size; (viii) economic, industry, and environmental factors; and (ix) impairment losses on individual loans. If our assumptions and judgments regarding such matters prove to be incorrect, our allowance for loan losses might not be sufficient, and additional loan loss provisions might need to be made. Depending on the amount of such loan loss provisions, the adverse impact on our earnings could be material.

In addition, as we continue to grow our loan portfolio, it may be necessary to increase the allowance for loan losses by making additional provisions, which would adversely impact our operating results. Furthermore, bank regulators may require us to make a provision for loan losses or otherwise recognize further loan charge-offs following their periodic review of our loan portfolio, our underwriting procedures and our loan loss allowance. Any increase in our allowance for loan losses or loan charge-offs as required by such regulatory authorities could have a material adverse effect on our financial condition and results of operations.

We face significant competition for loans and deposits.

We face significant competition for loans and deposits from other banks and financial institutions, both within and beyond our local marketplace. Within our region, we compete with commercial banks, savings banks, credit unions, and investment banks for deposits, and with the same financial institutions and others (including mortgage brokers, finance companies, mutual funds, insurance companies, and brokerage houses) for loans. We also compete with companies that solicit loans and deposits over the Internet.

Many of our competitors (including money center, national, and superregional banks) have substantially greater resources and higher lending limits than we do, and may offer certain products and services that we cannot. Because our profitability stems from our ability to attract deposits and originate loans, our continued ability to compete for depositors and borrowers is critical to our success.

Our success as a competitor depends on a number of factors, including, but not limited to: (1) our ability to develop, maintain, and build upon long-term relationships with our customers by providing them with convenience, in the form of multiple branch locations and extended hours of service; (2) access, in the form of alternative delivery channels, such as online banking, banking by phone, and ATMs; (3) a broad and diverse selection of products and services; (4) interest rates and service fees that compare favorably with those of our competitors; and (5) skilled and knowledgeable personnel to assist our customers with their financial needs. External factors that may impact our ability to compete include changes in local economic conditions and real estate values, changes in interest rates and the consolidation of banks and thrifts within our marketplace.

We are subject to certain risks with respect to liquidity.

“Liquidity” refers to our ability to generate sufficient cash flows to support our operations and to fulfill our obligations, including commitments to originate loans, to repay our wholesale borrowings and other liabilities and to satisfy the withdrawal of deposits by our customers.

Our primary source of liquidity is our core deposit base, which is raised through our retail branch system. Core deposits comprised approximately 78.45% of total deposits at March 31, 2010. Additional available unused wholesale sources of liquidity include advances from the Federal Home Loan Bank of Cincinnati, issuances through dealers in the capital markets and access to certificates of deposit issued through brokers. Liquidity is further provided by unencumbered, or unpledged, investment securities that totaled $1.2 billion at March 31, 2010. An inability to raise funds through deposits, borrowings, the sale or pledging as collateral of loans and other assets could have a substantial negative effect on our liquidity. Our access to funding sources in amounts adequate to finance our activities could be impaired by factors that affect us specifically or the financial services industry in generally. Factors that could negatively affect our access to liquidity sources include a decrease in the level of our business activity due to a market downturn or negative regulatory action against us. Our ability to borrow could also be impaired by factors that are not specific to us, such as severe disruption of the financial markets or negative news and expectations about the prospects for the financial services industry as a whole, as evidenced by recent turmoil in the domestic and worldwide credit markets.

We are subject to environmental liability risk associated with our lending activities.

A significant portion of our loan portfolio is secured by real property. During the ordinary course of business, we may foreclose on and take title to properties securing certain loans. In doing so, there is a risk that hazardous or toxic substances could be found on these properties. If hazardous or toxic substances are found, we may be liable for remediation costs, as well as for personal injury and property damage. In addition, we own and operate certain properties that may be subject to similar environmental liability risks.

Environmental laws may require us to incur substantial expenses and may materially reduce the affected property’s value or limit our ability to use or sell the affected property. In addition, future laws or more stringent interpretations or enforcement policies with respect to existing laws may increase our exposure to environmental liability. Although we have policies and procedures requiring the performance of an environmental site assessment before initiating any foreclosure action on real property, these assessments may not be sufficient to detect all potential environmental hazards. The remediation costs and any other financial liabilities associated with an environmental hazard could have a material adverse effect on our financial condition and results of operations.

Our business may be adversely impacted by acts of war or terrorism.

Acts of war or terrorism could have a significant adverse impact on our ability to conduct our business. Such events could affect the ability of our borrowers to repay their loans, could impair the value of the collateral securing our loans, and could cause significant property damage, thus increasing our expenses and/or reducing our revenues. In addition, such events could affect the ability of our depositors to maintain their deposits. Although we have established disaster recovery policies and procedures, the occurrence of any such event could have a material adverse effect on our business which, in turn, could have a material adverse effect on our financial condition and results of operations.

We are subject to certain risks in connection with our use of technology.

Risks associated with systems failures, interruptions, or breaches of security:

Communications and information systems are essential to the conduct of our business, as we use such systems to manage our customer relationships, our general ledger, our deposits, and our loans. While we have established policies and procedures to prevent or limit the impact of systems failures, interruptions, and security breaches, there can be no assurance that such events will not occur or that they will be adequately addressed if they do. In addition, any compromise of our security systems could deter customers from using our web site and our online banking service, both of which involve the transmission of confidential information. Although we rely on commonly used security and processing systems to provide the security and authentication necessary to effect the secure transmission of data, these precautions may not protect our systems from compromises or breaches of security.

In addition, we outsource certain of our data processing to certain third-party providers. If our third-party providers encounter difficulties, or if we have difficulty in communicating with them, our ability to adequately process and account for customer transactions could be affected, and our business operations could be adversely impacted. Threats to information security also exist in the processing of customer information through various other vendors and their personnel.

The occurrence of any systems failure, interruption, or breach of security could damage our reputation and result in a loss of customers and business, could subject us to additional regulatory scrutiny, or could expose us to civil litigation and possible financial liability. Any of these occurrences could have a material adverse effect on our financial condition and results of operations.

Risks associated with changes in technology:

The provision of financial products and services has become increasingly technology-driven. Our ability to meet the needs of our customers competitively, and in a cost-efficient manner, is dependent on our ability to keep pace with technological advances and to invest in new technology as it becomes available. Many of our competitors have greater resources to invest in technology than we do and may be better equipped to market new technology-driven products and services. The ability to keep pace with technological change is important, and the failure to do so on our part could have a material adverse impact on our business and therefore on our financial condition and results of operations.

Increases in FDIC insurance premiums may have a material adverse effect on our earnings.

During 2008, there were higher levels of bank failures, which dramatically increased resolution costs of the FDIC and depleted the deposit insurance fund. In order to maintain a strong funding position and restore reserve ratios of the deposit insurance fund, the FDIC voted on December 16, 2008 to increase assessment rates of insured institutions uniformly by 7 basis points (7 cents for every $100 of deposits), beginning with the first quarter of 2009. Additional changes, beginning April 1, 2009, were to require riskier institutions to pay a larger share of premiums by factoring in rate adjustments based on secured liabilities and unsecured debt levels.

The EESA instituted two temporary programs effective through December 31, 2009 to further insure customer deposits at FDIC-member banks: deposit accounts are now insured up to $250,000 per customer (up from $100,000) and noninterest bearing transactional accounts are fully insured (unlimited coverage). On May 20, 2009, President Obama signed into law the Helping Families Save Their Homes Act of 2009 (the “HFSTHA”) which, among other things, amends the EESA to extend the effectiveness of these temporary programs through December 31, 2013. On January 1, 2014, the standard insurance amount will return to $100,000 per depositor for all account categories except IRAs and certain other retirement accounts, which will remain at $250,000 per depositor.

On May 22, 2009, the FDIC adopted a final rule that imposed a special assessment for the second quarter of 2009 of 5 basis points on each insured depositary institution’s assets minus its Tier 1 capital as of June 30, 2009, which was collected on September 30, 2009 in the amount of $4.9 million.

On November 12, 2009, the FDIC adopted a final rule requiring insured institutions to prepay their estimated quarterly risk-based assessments for the fourth quarter of 2009 and for all of 2010, 2011 and 2012. The prepaid assessments for these periods were collected on December 30, 2009, along with the regular quarterly risk-based deposit insurance assessment for the third quarter of 2009. For the fourth quarter of 2009 and for all of 2010, the prepaid assessment rate was based on each institution’s total basis point assessment in effect on September 30, 2009, adjusted to assume a 5% annualized deposit growth rate; for the 2011 and 2012 periods the computation is adjusted by an additional 3 basis points increase in the assessment rate. The three-year prepayment for FirstMerit totaled $43.9 million, and will be expensed over three years.

In January 2010, the FDIC issued an advance notice of proposed rule-making asking for comments on how the FDIC’s risk-based deposit insurance assessment system could be changed to include the risks of certain employee compensation as criteria in the assessment system.

We are generally unable to control the amount of premiums that we are required to pay for FDIC insurance. If there are additional financial institution failures, we may be required to pay even higher FDIC premiums than the recently increased levels. Increases in FDIC insurance premiums may materially adversely affect our results of operations and our ability to continue to pay dividends on our shares of common stock at the current rate or at all.

Our business strategy includes significant growth plans. Our financial condition and results of operations could be negatively affected if we fail to grow or fail to manage our growth effectively.

We intend to continue pursuing a profitable growth strategy both within our existing markets and in new markets. Our prospects must be considered in light of the risks, expenses and difficulties frequently encountered by companies in significant growth stages of development. We cannot assure you that we will be able to expand our market presence in our existing markets or successfully enter new markets or that any such expansion will not adversely affect our results of operations. Failure to manage our growth effectively could have a material adverse effect on our business, future prospects, financial condition or results of operations and could adversely affect our ability to successfully implement our business strategy. Also, if we grow more slowly than anticipated, our operating results could be materially adversely affected.

Our ability to grow successfully will depend on a variety of factors, including the continued availability of desirable business opportunities, the competitive responses from other financial institutions in our market areas and our ability to manage our growth. While we believe that we have the management resources and internal systems in place to successfully manage our future growth, there can be no assurance growth opportunities will be available or growth will be successfully managed.

We face risks with respect to future expansion.

We may acquire other financial institutions or parts of those institutions in the future and we may engage in de novo branch expansion. We may also consider and enter into new lines of business or offer new products or services. Acquisitions and mergers involve a number of expenses and risks, including:

•	the time and costs associated with identifying and evaluating potential acquisitions and merger targets;

•	the estimates and judgments used to evaluate credit, operations, management and market risks with respect to the target institution may not be accurate;

•	the time and costs of evaluating new markets, hiring experienced local management and opening new offices, and the time lags between these activities and the generation of sufficient assets and deposits to support the costs of the expansion;

•	our ability to finance an acquisition and possible dilution to our existing shareholders;

•	the diversion of our management’s attention to the negotiation of a transaction, and the integration of the operations and personnel of the combining businesses;

•	entry into new markets;

•	the introduction of new products and services into our business;

•	the incurrence and possible impairment of goodwill associated with an acquisition and possible adverse short-term effects on our results of operations; and

•	the risk of loss of key employees and customers.

We may incur substantial costs to expand, and we can give no assurance such expansion will result in the levels of profits we seek. There can be no assurance integration efforts for any future mergers or acquisitions will be successful. Also, we may issue equity securities in connection with future acquisitions, which could cause ownership and economic dilution to our current shareholders. There is no assurance that, following any future mergers or acquisitions, our integration efforts will be successful or that, after giving effect to the acquisition, we will achieve profits comparable to or better than our historical experience.

Derivative transactions may expose us to unexpected risk and potential losses.

We are party to a number of derivative transactions. Many of these derivative instruments are individually negotiated and non-standardized, which can make exiting, transferring or settling the position difficult. We carry borrowings which contain embedded derivatives. These borrowing arrangements require that we deliver underlying securities to the counterparty as collateral. If market interest rates were to decline, we may be required to deliver more securities to the counterparty. We are dependent on the creditworthiness of the counterparties and are therefore susceptible to credit and operational risk in these situations.

Derivative contracts and other transactions entered into with third parties are not always confirmed by the counterparties on a timely basis. While the transaction remains unconfirmed, we are subject to heightened credit and operational risk and, in the event of a default, may find it more difficult to enforce the contract. In addition, as new and more complex derivative products are created, covering a wider array of underlying credit and other instruments, disputes about the terms of the underlying contracts could arise, which could impair our ability to effectively manage our risk exposures from these products and subject us to increased costs. Any regulatory effort to create an exchange or trading platform for credit derivatives and other over-the-counter derivative contracts, or a market shift toward standardized derivatives, could reduce the risk associated with such transactions but, under certain circumstances, could also limit our ability to develop derivatives that best suit the needs of our clients and ourselves and adversely affect our profitability.

We are subject to examinations and challenges by tax authorities.

In the normal course of business, FirstMerit and its subsidiaries are routinely subject to examinations and challenges from federal and state tax authorities regarding the amount of taxes due in connection with investments we have made and the businesses in which we have engaged. Recently, federal and state taxing authorities have become increasingly aggressive in challenging tax positions taken by financial institutions. These tax positions may relate to tax compliance, sales and use, franchise, gross receipts, payroll, property and income tax issues, including tax base, apportionment and tax credit planning. The challenges made by tax authorities may result in adjustments to the timing or amount of taxable income or deductions or the allocation of income among tax jurisdictions. If any such challenges are made and are not resolved in our favor, they could have a material adverse effect on our financial condition and results of operations.

Consumers may decide not to use banks to complete their financial transactions.

Technology and other changes are allowing parties to complete financial transactions that historically have involved banks at one or both ends of the transaction. For example, consumers can now pay bills and transfer funds directly without banks. The process of eliminating banks as intermediaries, known as disintermediation, could result in the loss of fee income, as well as the loss of customer deposits and income generated from those deposits.

Loss of key employees may disrupt relationships with certain customers.

Our business is primarily relationship-driven in that many of our key employees have extensive customer relationships. Loss of a key employee with such customer relationships may lead to the loss of business if the customers were to follow that employee to a competitor. While we believe our relationship with our key producers is good, we cannot guarantee that all of our key personnel will remain with our organization. Loss of such key personnel, should they enter into an employment relationship with one of our competitors, could result in the loss of some of our customers.

Impairment of goodwill or other intangible assets could require charges to earnings, which could result in a negative impact on our results of operations.

Under current accounting standards, goodwill and certain other intangible assets with indeterminate lives are no longer amortized but, instead, are assessed for impairment periodically or when impairment indicators are present. Assessment of goodwill and such other intangible assets could result in circumstances where the applicable intangible asset is deemed to be impaired for accounting purposes. Under such circumstances, the intangible asset’s impairment would be reflected as a charge to earnings in the period during which such impairment is identified.

We may be exposed to liability under non-solicitation agreements to which one or more of our employees may be a party to with certain of our competitors.

From time to time, we may hire employees who may be parties to non-solicitation or non-competition agreements with one or more of our competitors. Although we expect that all such employees will comply with the terms of their non-solicitation agreements, it is possible that if customers of our competitors choose to move their business to us, or employees of our competitor seek employment with us, even without any action on the part of any employee bound by any such agreement, one or more of our competitors may choose to bring a claim against us and our employee.

Risks relating to the Acquisition of the Business and Assets of Midwest Bank

The Acquisition presents risks to us and we may not realize all of the expected benefits of the Acquisition.

The FDIC did not make any representations and warranties regarding the assets acquired and the liabilities assumed from Midwest Bank in the Acquisition, and we had only a limited opportunity to conduct diligence on the assets, liabilities and acquired branches (the “Acquired Branches”). The assets acquired in the Acquisition were generally acquired by “as is,” “where is” and without recourse and with indemnification provided by the FDIC to us limited to liabilities of Midwest Bank that are not assumed in the Acquisition.

Accordingly, the indemnification may not be as comprehensive as what we could have obtained in a transaction with a private seller.

The terms of the Acquisition included loss share arrangements with the FDIC for certain losses on covered assets. However, the loss share arrangement impose obligations on FirstMerit Bank. These include restrictions on transfers of covered assets, asset administration standards and restrictions, and the implementation loan modification guidelines for covered single-family residential mortgage loans approved by the FDIC or any other U.S. governmental agency. Compliance with these obligations could limit our flexibility to administer, sell or otherwise manage the acquired assets. Failure to comply with these obligations could result in a loss of or reduction in loss share payments by the FDIC. In addition, the loss share arrangements provide that we will be required to make a “true-up” payment to the FDIC in the event that losses on assets covered by the loss share arrangements are less than the intrinsic loss estimate determined by the FDIC.

The success of the Acquisition will depend on a number of uncertain factors.

Our earnings, financial condition and prospects depend in part on the success of the Acquisition. The success of the Acquisition will depend on a number of factors, including, without limitation:

•	our ability to integrate the Acquired Branches into FirstMerit Bank’s current operations;

•	our ability to limit the outflow of deposits held by our new customers in the Acquired Branches and to successfully retain and manage interest-earning assets (i.e., loans) acquired in the Acquisition;

•	our ability to attract new deposits and to generate new interest-earning assets in the geographic areas previously served by Midwest Bank and the Acquired Branches;

•	our success in deploying the cash received in the Acquisition into assets bearing sufficiently high yields without incurring unacceptable credit or interest rate risk;

•	our ability to control the incremental non-interest expense from the Acquired Branches in a manner that enables us to maintain a favorable overall efficiency ratio;

•	our ability to retain and attract the appropriate personnel to staff the Acquired Branches; and

•	our ability to earn acceptable levels of interest and non-interest income, including fee income, from the assets acquired from Midwest Bank.

As with any acquisition involving a financial institution, particularly one involving the transfer of a large number of bank branches such as the Acquisition, there may be business and service changes and disruptions that result in the loss of customers or cause customers to close their accounts and move their business to competing financial institutions. Integrating the Acquired Branches will be an operation of substantial size and expense, and may be affected by general market and economic conditions or government actions affecting the financial industry generally. Integration efforts will also likely divert our management’s attention and resources. No assurance can be given that we will be able to integrate the Acquired Branches successfully, and the integration process could result in the loss of key employees, the disruption of ongoing business, or inconsistencies in standards, controls, procedures and policies that adversely affect our ability to maintain relationships with clients, customers, depositors and employees or to achieve the anticipated benefits of the Acquisition. We may also encounter unexpected difficulties or costs during the integration that could adversely affect our earnings and financial condition, perhaps materially. Additionally, no assurance can be given that the operation of the Acquired Branches will not adversely affect our existing profitability, that we will be able to achieve results in the future similar to those achieved by our existing banking business, that we will be able to compete effectively in the market areas currently served by Midwest Bank and the Acquired Branches or that we will be able to manage any growth resulting from the Acquisition effectively.

Our ability to grow the Acquired Branches post-Acquisition depends in part on our ability to retain certain key branch personnel we expect to hire in connection with the Acquisition. We believe that the ties these employees have in the local banking markets previously served by Midwest Bank and the Acquired Branches are vital to our ability to maintain our relationships with existing Midwest Bank customers and to generate new business in these markets. Our failure to hire or retain these employees could adversely affect the success of the Acquisition and our future growth.

This prospectus supplement contains limited financial information on which to evaluate the Acquisition.

The financial information and statistical data of Midwest Bank described in this prospectus supplement are based upon Midwest Bank’s internally prepared interim financial statement information as of April 30, 2010, which was provided to us by the FDIC and are subject to change. Our acquisition of substantially all of the deposits and certain other identified liabilities and substantially all of the loans and certain other assets of Midwest Bank is a significant acquisition for us; however, this prospectus supplement contains limited financial information on which to evaluate the Acquisition. This prospectus supplement may not contain all of the financial and other information about Midwest Bank and the assets that we have acquired that you may consider important, including information related to the loan portfolio that we have acquired, the impact of the Acquisition on us and, ultimately, an investment in our common stock. Additionally, our estimates and expectations regarding the Acquisition are based on assumptions that may ultimately prove to be inaccurate.

We will be expanding our operations into new geographic areas.

The market areas in Illinois served by Midwest Bank and the Acquired Branches are areas in which we currently conduct limited banking activities. We must effectively integrate these new markets to retain and expand the business currently conducted by Midwest Bank. Our ability to compete effectively in the new markets will be dependent on our ability to understand the local market and competitive dynamics and identify and retain certain employees from Midwest Bank who know these markets better than we do.

Changes in national and local economic conditions could lead to higher loan charge-offs in connection with the Acquisition, all of which may not be supported by the loss sharing agreement with the FDIC.

We acquired a significant portfolio of loans in the Acquisition. Although this loan portfolio will be initially accounted for at fair value, there is no assurance that the loans we acquired will not become impaired, which may result in additional charge-offs to this portfolio. The fluctuations in national, regional and local economic conditions, including those related to local residential, commercial real estate and construction markets, may increase the level of charge-offs that we make to our loan portfolio, and, consequently, reduce our net income, and may also increase the level of charge-offs on the loan portfolio that we have acquired in the Acquisition and correspondingly reduce our net income. These fluctuations are not predictable, cannot be controlled and may have a material adverse impact on our operations and financial condition even if other favorable events occur.

Although we have entered into loss sharing agreements with the FDIC which provide that a significant portion of losses related to specified loan portfolios that we have acquired in connection with the Acquisition will be borne by the FDIC, we are not protected for all losses resulting from charge-offs with respect to those specified loan portfolios. Additionally, loss sharing agreements have limited terms; therefore, any charge-off of related losses that we experience after the term of the loss sharing agreements will not be reimbursed by the FDIC and will negatively impact our net income.

We may experience difficulty in managing the acquired loan portfolio within the limits of the loss protection provided by the FDIC.

In connection with the Acquisition, we entered into loss share agreements with the FDIC that covers 100% of the loans acquired. There is no first loss tranche in which all losses will be covered by FirstMerit Bank. We will share in the losses of the loan pools (including single family residential mortgage loans, commercial loans, foreclosed loan collateral and other real estate owned) covered (“covered assets”) under the loss share agreement with the FDIC. Pursuant to the terms of the loss share agreement, the FDIC will be obligated to reimburse us 80% of certain eligible losses with respect to covered assets. We have a corresponding obligation to reimburse the FDIC for a corresponding percentage of eligible recoveries with respect to covered assets. Additionally, the loss share agreement has a limited term; therefore losses that we experience after the term of the loss share agreement will not be reimbursed by the FDIC and may negatively impact our results.

The loss share agreement also imposes standard requirements on us, which must be satisfied in order to retain loss-sharing protections. These include restrictions on transfers of covered assets, asset administration standards and restrictions, and implementation of the loan modification guidelines for covered single-family residential mortgage loans approved by the FDIC or any other U.S. governmental agency. Failure to adhere to these obligations by the FirstMerit Bank could result in a loss of or reduction in loss share payments by the FDIC.

Deposit and loan run-off rates could exceed the rates we have projected in connection with our planning for the Acquisition and the integration of the Acquired Branches.

Under the Agreement, we agreed to assume approximately $2.3 billion in customer deposits, based on deposit data as of April 30, 2010. As part of the Acquisition, it will be necessary to convert customer loan and deposit data from Midwest Bank’s data processing system to our data processing system. Delays or errors in the conversion process could adversely affect customer relationships, increase run-off of deposit and loan customers and result in unexpected charges and costs. Similarly, run-off could increase if we are not able to cost effectively service particular loan or deposit products with special features previously offered by Midwest Bank. Any increase in run-off rates could adversely affect our ability to stimulate growth in the Acquired Branches, our liquidity, and our results of operations.

Given the continued economic recession, market volatility and uncertainty, notwithstanding our loss-sharing arrangements with the FDIC with respect to the assets we recently acquired from Midwest Bank, we may continue to experience increased credit costs or need to take additional markdowns and allowances for loan losses on the assets and loans acquired that could adversely affect our financial condition and results of operations in the future. Any increase in run-off rates could adversely affect our ability to stimulate growth in the Acquired Branches, our liquidity, and our results of operations. We may also experience difficulties in complying with the technical requirements of our loss-sharing agreements with the FDIC, which could result in some assets which we acquire in FDIC-assisted transactions losing their coverage under such agreements. There is no assurance that as our integration efforts continue in connection with these transactions, other unanticipated costs, including the diversion of personnel, or losses, will not be incurred.

The integration of the acquired assets and assumed liabilities may make it more difficult for us to maintain effective internal control over financial reporting.

Integration of the assets and liabilities of the Acquired Branches may place significant stress on our systems and may require changes to our internal control over financial reporting that we may not discover or make in a timely manner, thus resulting in material weaknesses. We may also be forced to hire additional personnel and to spend significant resources in connection with the integration to avoid such a problem. Confidence in the reliability of our financial statements could suffer if we or our independent registered public accounting firm were to report a new material weakness in our internal control over financial reporting.

Risks relating to Our Common Stock

Our common stock represents equity interests in FirstMerit and ranks junior to all of our existing and future indebtedness. Regulatory, statutory and contractual restrictions may limit or prevent us from paying dividends on our common stock and there is no limitation on the amount of indebtedness we may incur in the future.

Shares of our common stock are equity interests in FirstMerit. As such, our common stock ranks junior to all of our indebtedness and preferred shares and to other non-equity claims with respect to assets available to satisfy claims on FirstMerit, including in a liquidation. Additionally, unlike indebtedness, for which principal and interest customarily are payable on specified due dates, in the case of our common stock: (1) dividends are payable only when, as and if declared by our Board of Directors and depend on, among other things, our results of operations, financial condition, debt service requirements, other cash needs and any other factors our Board of Directors deems relevant; and (2) as an Ohio corporation, under Ohio law, we are subject to restrictions on payments of dividends out of lawfully available funds. See the discussion under the heading “Description of Common Stock — Terms of Common Stock — Dividends” beginning on page S-26 of this prospectus supplement.

We and our subsidiaries may incur substantial amounts of additional debt and other obligations that will rank senior to our common stock.

We are also subject to certain contractual restrictions that could prohibit us from declaring or paying dividends or making liquidation payments on our common stock.

We are a holding company and depend on our subsidiaries for dividends, distributions and other payments.

As a bank holding company, we are a legal entity separate and distinct from our subsidiary bank and other subsidiaries and affiliates. Our principal source of funds to pay dividends on our common stock and service our debt is dividends from these subsidiaries. Various federal and state statutory provisions and regulations limit the amount of dividends that FirstMerit Bank may pay to us without regulatory approval. FirstMerit Bank generally may not, without prior regulatory approval, pay a dividend in an amount greater than its undivided profits. In addition, the prior approval of the Office of the Comptroller of Currency (the “OCC”) is required for the payment of a dividend if the total of all dividends declared in a calendar year would exceed the total of its net income for the year combined with its retained net income for the two preceding years. The Board of Governors of the Federal Reserve System and the OCC have issued policy statements that provide that insured banks and bank holding companies should generally only pay dividends out of current operating earnings. Thus, the ability of FirstMerit Bank to pay dividends in the future is currently influenced, and could be further influenced, by bank regulatory policies and capital guidelines and may restrict our ability to declare and pay dividends.

We could change or eliminate our historic practice of paying dividends in the future.

Holders of our common stock are entitled to receive dividends only when, as and if declared by our Board of Directors. Although we have historically paid dividends on our common stock, we are not required to do so, and our Board of Directors could reduce or eliminate dividends paid on our common stock in the future. During the second and third quarters of 2009, our Board of Directors determined to change the composition of our dividend and declared a common stock dividend of $0.13 per share in addition to a cash dividend of $0.16 per share. Since that time, our Board of Directors reduced the dividend paid on our common stock to a cash dividend of $0.16 per share. Consequently, prospective investors should not expect that future dividends will be paid at current levels or at all. Future modifications, reductions or the elimination of dividends paid on our common stock could adversely affect the market price of our common stock. Also, as discussed in the preceding risk factor, our ability to declare and pay dividends is dependent on certain regulatory considerations.

If we defer payments of interest on our outstanding 8.67% junior subordinate deferrable interest debentures or if certain defaults relating to those debentures occur, we will be prohibited from declaring or paying dividends or distributions on, from redeeming or repurchasing, and from making liquidation payments with respect to our common stock.

As of March 31, 2010, FirstMerit Capital Trust I, a wholly owned subsidiary of FirstMerit, had outstanding approximately $21.4 million in aggregate principal amount of Debentures, which we assumed in connection with our February 12, 1999 Signal Merger. The Debentures were issued in connection with the sale by Signal Capital Trust I of the Capital Securities. In connection with the Signal Merger, we also assumed a guarantee of the Capital Securities. The indenture under which the Debentures were issued, together with the related guarantee, prohibits us, subject to limited exceptions, from declaring or paying any dividends or distributions on, or redeeming, repurchasing, acquiring or making any liquidation payments with respect to, any of our capital stock (including our common stock) at any time when: (1) there has occurred and is continuing an event of default under the indenture; (2) we are in default with respect to payment of any obligations under the related guarantee; or (3) we have deferred payment of interest on Debentures outstanding under that indenture.

Events of default under the indenture generally consist of our failure to pay interest on the Debentures outstanding under certain circumstances, our failure to pay any principal of or premium on such Debentures when due, our failure to comply with certain covenants under the indenture, and certain events of bankruptcy, insolvency or liquidation relating to us or one of our banking subsidiaries.

We are entitled, at our option but subject to certain conditions, to defer payments of interest on the Debentures from time to time for up to 10 consecutive semi-annual periods. If we were to elect to defer payments of interest on the Debentures, or if any of the other events described in clause (1) or (2) of the first paragraph of this risk factor were to occur, we would be prohibited from declaring or paying any dividends on our common stock and from repurchasing or otherwise acquiring any of our common stock, and from making any payments to holders of our common stock in the event of our liquidation, which would likely have a material adverse effect on the market value of our common stock. Moreover, without notice to or consent from the holders of our common stock, we may issue additional series of junior subordinated debt securities in the future with terms similar to those of the Debentures or enter into other financing agreements that limit our ability to purchase or to pay dividends or distributions on our common stock.

On May 11, 2010, we notified U.S. Bank National Association, as Trustee, of the intention of FirstMerit Capital Trust I to voluntarily redeem all of the outstanding Capital Securities and to repay in full all of the related Debentures. We anticipate the redemption of the Capital Securities will occur approximately 45 days from the notification date.

The price of our common stock may fluctuate significantly and this may make it difficult for you to resell shares of our common stock when you want or at prices you find attractive.

The market value of our common stock will likely continue to fluctuate in response to a number of factors, most of which are beyond our control.

The market value of our common stock may also be affected by conditions affecting the financial markets generally, including the recent volatility of the trading markets. These conditions may result in: (1) fluctuations in the market prices of stocks generally and, in turn, our common stock; and (2) sales of substantial amounts of our common stock in the market, in each case that could be unrelated or disproportionate to changes in our operating performance. These broad market fluctuations may adversely affect the market value of our common stock. A significant decline in our stock price could result in substantial losses for shareholders and could lead to costly and disruptive securities litigation.

There may be future sales of additional common stock or preferred stock or other dilution of our equity, which may adversely affect the market price of our common stock.

Subject to certain lock-up restrictions during offering period, which are discussed under the heading “Underwriting”, we are not restricted from issuing additional common stock or preferred stock, including any securities that are convertible into or exchangeable for, or that represent the right to receive, common stock or preferred stock or any substantially similar securities. The per share value of our common stock could decline as a result of sales by us of a large number of shares of our common stock or preferred stock or similar securities in the market or the perception that such sales could occur.

Anti-takeover provisions could negatively impact our shareholders.

Provisions of Ohio law, our Second Amended and Restated Articles of Incorporation, as amended (the “Articles”), and our Second Amended and Restated Code of Regulations, as amended (the “Regulations” and, collectively with the Articles, our “Corporate Governance Documents”), could make it more difficult for a third party to acquire control of us or have the effect of discouraging a third party from attempting to acquire control of us.

USE OF PROCEEDS

We expect to receive approximately $301,212,493 in net proceeds from the sale of common stock in this offering, after deducting the underwriting discount and estimated offering expenses payable by us (or approximately $346,454,366 if the underwriters exercise their over-allotment option in full). We intend to use the net proceeds from the sale of our common stock in this offering for general corporate purposes, including increasing capital from our acquisition of the deposits and certain assets of Midwest Bank. Our general corporate purposes may include a payment to the FDIC in connection with the Acquisition of Midwest Bank pursuant to the terms of the VAI issued to the FDIC, the financing of other possible acquisitions of branches or other financial institutions or financial service companies, and the extension of credit to, or the funding of investments in, our subsidiaries. We also expect to contribute all or substantially all of the net proceeds to the capital of FirstMerit Bank, which will use such amount for its general corporate purposes.

PRICE RANGE OF COMMON STOCK AND DIVIDENDS

Our common stock is listed and traded on the Nasdaq under the symbol “FMER.” The following table sets forth the high and low closing sales prices per share of our common stock as reported on the NASDAQ for the periods presented, and the dividends declared by us with respect to each such period. The stock price information is based on data provided by Bloomberg Finance.

	Common Stock
	High	Low	Dividend

Fiscal Year 2010
First Quarter	$22.98	$19.89	$0.16
Second Quarter (through May 17, 2010)	$24.40	$19.63	—
Fiscal Year 2009
First Quarter	$20.71	$12.45	$0.29
Second Quarter	21.10	16.25	0.16	(1)
Third Quarter	20.47	16.18	0.16	(1)
Fourth Quarter	21.62	17.93	0.16
Fiscal Year 2008
First Quarter	$22.95	$16.71	$0.29
Second Quarter	21.94	16.31	0.29
Third Quarter	30.88	13.76	0.29
Fourth Quarter	24.39	15.02	0.29

(1)	In conjunction with the cash dividends paid during the second and third quarter of 2009, we also paid a common stock dividend of $0.13 per share.

The foregoing table shows only historical comparisons. These comparisons may not provide meaningful information to you in determining whether to purchase shares of our common stock. You are urged to obtain current market quotations for our common stock and to review carefully the other information contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus.

On May 17, 2010, the closing price of our common stock was $19.63 per share. There were 91,184,700 shares of our common stock outstanding as of May 14, 2010.

Any future determination to pay dividends (including dividends paid in additional shares of common stock) will be at the discretion of our Board of Directors, subject to applicable limitations under Ohio law, and will be dependent upon our results of operations, financial condition, contractual restrictions and other factors deemed relevant by our Board of Directors.

DESCRIPTION OF COMMON STOCK

The following summary description of the terms of our common stock is not intended to be complete. The description is qualified in its entirety by reference to the provisions of our Corporate Governance Documents, the other documents described below and applicable law.

Authorized and Outstanding Capital Stock

Pursuant to the Articles, we have authorized for issuance 300,000,000 shares of common stock, which may be issued and sold without further shareholder action provided that the issuance and sale is made in compliance with the Corporate Governance Documents and the Ohio General Corporation Law (“OGCL”). In addition, the Articles have authorized for issuance 7,000,000 shares of preferred stock, without par value, which may be issued and sold without further shareholder action provided that the issuance and sale is made in compliance with the Corporate Governance Documents and the OGCL. As of May 14, 2010, there were 91,184,700 shares of common stock issued and outstanding and no shares of preferred stock issued and outstanding.

Terms of Common Stock

Voting Rights

Cumulative Voting and Preemptive Rights.  Each holder of common stock has the right to cast one vote for each share owned on all matters submitted to a vote of shareholders. No holder of common stock is entitled to the right of cumulative voting in the election of directors. The Articles provide that no holder of shares of any class of capital stock is entitled to preemptive rights.

Director Nominations.  Any shareholder who determines to nominate a person for election as a director must deliver written notice to the Secretary of FirstMerit not later than: (1) with respect to an election to be held at an annual meeting of shareholders for the election of directors, 90 days in advance of such meeting; and (2) with respect to such an election to be held at a special meeting of shareholders, the close of business on the seventh day following the date on which notice of such meeting is first given to shareholders. The notice must set forth specific information regarding the nominating shareholder and nominee, and must be accompanied by a consent of the nominee to serve as a director if so elected. The chairman of the meeting may refuse to acknowledge the nomination of any person not made in compliance with this procedure.

Special Meetings.  A special meeting of shareholders of FirstMerit can be called by the President, by the Board of Directors acting at a meeting, by a majority of the Board when not in a meeting, or by shareholder(s) owning one-half or more of the outstanding common stock.

Action Without a Meeting.  The OGCL provides that any shareholder action to be taken by written consent without a meeting must be done unanimously. However, pursuant to the terms of the Regulations, the Regulations may be amended or new Regulations may be adopted by the shareholders without a meeting by written consent of the holders of shares entitling them to exercise a majority of the voting power of FirstMerit on such proposal.

Mergers, Consolidations, Dissolutions, Combinations and Other Transactions.  Subject to the provisions discussed in “— Anti-Takeover Statutes” below, Ohio law requires a merger, consolidation, dissolution, disposition of all or substantially all of a corporation’s assets, and a “majority share acquisition” or “combination” involving issuance of shares with one-sixth or more of the voting power of the corporation be adopted by the affirmative vote of the holders of shares entitled to exercise at least two-thirds of the voting power of the corporation on such proposal, unless the articles of incorporation specify a different proportion (but not less than a majority). Adoption by the affirmative vote of the holders of two-thirds of any class of shares, unless otherwise provided in the Articles, may also be required if the rights of holders of that class are affected in certain respects by the merger or consolidation.

The Articles modify such voting requirements.  Article Seventh of the Articles currently provides that, notwithstanding the above provisions of Ohio law generally requiring the affirmative vote of the holders of shares entitled to exercise at least two-thirds of the voting power of a corporation, such matters may be approved by the affirmative vote of a majority of the voting power of the Company, as represented by a majority of the outstanding voting shares of each class of common stock entitled to vote as a class.

Amendment to Corporate Governance Documents.  Pursuant to the provisions of the Articles, the Articles may be amended by shareholders holding a majority of the voting power of FirstMerit at a meeting held for such purposes. The Regulations provide for amendment by shareholders holding a majority of the voting power at a meeting, or without a meeting by written consent, of the shareholders entitled to exercise a majority of the voting power of the Company on such proposal. Directors may amend the code of regulations of an Ohio corporation only to the extent permitted or provided by a corporation’s regulations, but the Regulations do not so permit or provide.

Directors

Number; Classification.  The Regulations presently provide that the number of directors may be fixed or changed at a meeting of the shareholders called for the purpose of electing directors at which a quorum is present, or by the Board of Directors by the affirmative vote of at least two-thirds of the authorized number of directors, but in no event shall the number of directors exceed 15 or be less than nine without the approval of the holders of shares entitling them to exercise a majority of the voting power of the FirstMerit. Subject to the foregoing, the number of directors currently is twelve. A director need not be a shareholder of FirstMerit.

Notwithstanding the foregoing, the Board of Directors may issue shares of FirstMerit preferred stock with provisions entitling the holders thereof to elect, as a class, up to two (2) directors (the “Preferred Directors”) on such terms and conditions as may be designated by the Board of Directors upon issuing the preferred stock. In the event that holders of the preferred stock become entitled to elect Preferred Directors, the number of directors shall be automatically increased by the number of Preferred Directors entitled to be elected. Any other matters with respect to the Preferred Directors, including without limitation, the nomination, election, removal and term of such Preferred Directors, shall be determined by the Board of Directors in the certificate designating the terms of the preferred stock.

Nominations.  Nominations for the election of directors may be made by the Board of Directors or by any shareholder entitled to vote in the election of directors. However, any shareholder entitled to vote in the election of directors at a meeting may nominate a director only if written notice of such shareholder’s intent to make such nomination or nominations has been given, either by personal delivery or by U.S. mail, postage prepaid, to the Secretary of FirstMerit not later than: (1) with respect to an election to be held at an annual meeting of shareholders, 90 days in advance of the date established by the Regulations for the holding of such meeting; and (2) with respect to an election to be held at a special meeting of shareholders for the election of directors, the close of business on the seventh day following the date on which notice of such meeting is first given to shareholders. Each such notice shall set forth: (a) the name and address of the shareholder who intends to make the nomination and of the person or persons to be nominated; (b) a representation that the shareholder is a holder of record of common stock of FirstMerit entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (c) a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder; (d) such other information regarding each nominee proposed by such shareholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the SEC had the nominee been nominated, or intended to be nominated, by the Board of Directors; and (e) the consent of each nominee to serve as a director of FirstMerit if so elected. The chairman of the meeting may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedure.

Removal; Vacancy.  The Regulations provide that vacancies in the Board of Directors, whether occurring by reason of a resignation or otherwise, may be filled by the Board of Directors acting by a vote of a majority of directors then in office, even if less than a quorum. A director may be removed with or without cause during the term of office for which he or she was elected by shareholders by a vote of the holders of a majority of the voting power entitling them to elect directors in place of those to be removed.

Indemnification, Insurance and Limitation of Director Liability.  Under Ohio law, Ohio corporations are authorized to indemnify directors, officers, employees and agents within prescribed limits and must indemnify them under certain circumstances. Ohio law does not provide statutory authorization for a corporation to indemnify directors, officers, employees and agents for settlements, fines or judgments in the context of derivative suits. It provides, however, that directors (but not officers, employees and agents) are entitled to mandatory advancement of expenses, including attorneys’ fees, incurred in defending any action, including derivative actions, brought against the director, provided the director agrees to cooperate with the corporation concerning the matter and to repay the amount advanced if it is proved by clear and convincing evidence that his act or failure to act was done with deliberate intent to cause injury to the corporation or with reckless disregard for the corporation’s best interests.

Ohio law does not authorize payment of expenses or judgments to a director, officer, employee or agent after a finding of negligence or misconduct in a derivative suit absent a court order. Indemnification is required, however, to the extent such person succeeds on the merits. In all other cases, if a director, officer, employee or agent acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, indemnification is discretionary except as otherwise provided by a corporation’s articles or code of regulations or by contract and except with respect to the advancement of expenses of directors.

Under Ohio law, a director is not liable for monetary damages unless it is proved by clear and convincing evidence that his action or failure to act was undertaken with deliberate intent to cause injury to the corporation or with reckless disregard for the best interests of the corporation. There is, however, no comparable provision limiting the liability of officers, employees or agents of a corporation. The statutory right to indemnification is not exclusive in Ohio, and Ohio corporations may, among other things, procure insurance for such persons.

The Articles provide that FirstMerit may indemnify to the fullest extent permitted by law any person made or threatened to be made a party to any action, suit or proceeding by reason of the fact that he is or was a director, officer, employee or agent of FirstMerit, or of any other corporation or organization for which he was serving as a director, officer, employee or agent at the request of FirstMerit.

FirstMerit has entered into indemnification agreements with each of its directors and executive officers and has acquired insurance for its obligations to provide indemnification to its officers and directors.

Anti-Takeover Statutes

Ohio Control Share Acquisition Act.  The Ohio Control Share Acquisition Act (the “Acquisition Act”) provides that certain notice and informational filings, and special shareholder meeting and voting procedures, must be followed prior to consummation of a proposed “control share acquisition,” which is defined as any acquisition of an issuer’s shares which would entitle the acquirer, immediately after such acquisition, directly or indirectly, to exercise or direct the exercise of voting power of the issuer in the election of directors within any of the following ranges of such voting power: (1) one-fifth or more but less than one-third of such voting power; (2) one-third or more but less than a majority of such voting power; or (3) a majority or more of such voting power.

The Acquisition Act does not apply to a corporation if its articles of incorporation or code of regulations so provide. We have opted out of the Acquisition Act.

Ohio Merger Moratorium Statute.  The Ohio Merger Moratorium Statute (the “Merger Moratorium Act”) prohibits certain business combinations and transactions between an “issuing public corporation” and a beneficial owner of 10% or more of the shares of the corporation (an “interested shareholder”) for at least three years after the interested shareholder attains 10% ownership, unless the board of directors of the issuing public corporation approves the transaction before the interested shareholder attains 10% ownership. An “issuing public corporation” is defined as an Ohio corporation with 50 or more shareholders that has its principal place of business, principal executive offices, or substantial assets within the State of Ohio, and as to which no close corporation agreement exists. Examples of transactions regulated by the Merger Moratorium Act include the disposition of assets, mergers and consolidations, voluntary dissolutions and the transfer of shares (“Moratorium Transactions”).

Subsequent to the three-year period, a Moratorium Transaction may take place provided that certain conditions are satisfied, including: (1) the board of directors approves the transaction; (2) the transaction is approved by the holders of shares with at least two-thirds of the voting power of the corporation (or a different proportion set forth in the articles of incorporation), including at least a majority of the outstanding shares after excluding shares controlled by the interested shareholder; or (3) the business combination results in shareholders, other than the interested shareholder, receiving a fair price plus interest for their shares. The

Merger Moratorium Act is applicable to all corporations formed under Ohio law, but a corporation may elect not to be covered by the Merger Moratorium Act, or subsequently elect to be covered, with an appropriate amendment to its articles of incorporation. We have not taken any such corporate action to opt out of the Merger Moratorium Act.

Ohio “Anti-Greenmail” Statute.  Pursuant to the Ohio “Anti-Greenmail” Statute (the “Anti-Greenmail Statute”), a public corporation formed in Ohio may recover profits that a shareholder makes from the sale of the corporation’s securities within 18 months after making a proposal to acquire control or publicly disclosing the possibility of a proposal to acquire control. The corporation may not, however, recover from a person who proves either: (1) that his sole purpose in making the proposal was to succeed in acquiring control of the corporation and there were reasonable grounds to believe that he would acquire control of the corporation; or (2) that his purpose was not to increase any profit or decrease any loss in the stock. Also, before the corporation may obtain any recovery, the aggregate amount of the profit realized by such person must exceed $250,000. Any shareholder may bring an action on behalf of a corporation if the corporation refuses to bring an action to recover these profits. The party bringing such an action may recover his attorneys’ fees if the court having jurisdiction over such action orders recovery of any profits. An Ohio corporation may elect not to be covered by the Anti-Greenmail Statute with an appropriate amendment to its articles of incorporation, but we have not taken any such corporate action to opt out of the statute.

Control Bid Provisions of the Ohio Securities Act.  Ohio law further requires that any offeror making a control bid for any securities of a “subject company” pursuant to a tender offer must file information specified in the Ohio Securities Act with the Ohio Division of Securities when the bid commences. The Ohio Division of Securities must then decide whether it will suspend the bid under the statute. If it does so, it must make a determination within three calendar days after the hearing has been completed and no later than 14 calendar days after the date on which the suspension is imposed. For this purpose, a “control bid” is the purchase of, or an offer to purchase, any equity security of a subject company from a resident of Ohio that would, in general, result in the offeror acquiring 10% or more of the outstanding shares of such company. A “subject company” includes any company with both: (1) its principal place of business or principal executive office in Ohio or assets located in Ohio with a fair market value of at least $1,000,000; and (2) more than 10% of its record or beneficial equity security holders are resident in Ohio, more than 10% of its equity securities are owned of record or beneficially by Ohio residents, or more than 1,000 of its record or beneficial equity security holders are resident in Ohio.

Bank Holding Company Act.  The Bank Holding Company Act requires the prior approval of the Board of Governors of the Federal Reserve System in any case where a bank holding company proposes to acquire direct or indirect ownership or control of more than 5% of the voting shares of any bank that is not already majority-owned by it, to acquire all or substantially all of the assets of another bank or bank holding company, or to merge or consolidate with any other bank holding company.

Dividends

An Ohio corporation may pay dividends out of surplus, however created, but must notify its shareholders if a dividend is paid out of capital surplus. The ability of FirstMerit to pay dividends to its shareholders is largely dependent on the amount of dividends which may be declared and paid to it by its subsidiaries. There are a number of statutory and regulatory requirements applicable to the payment of dividends by banks, savings associations and bank holding companies and there are certain contractual obligations relating to the Debentures that may limit our ability to pay dividends on our common stock. See “Risk Factors” for a description of these obligations and limitations.

Transfer Agent

Our transfer agent is American Stock Transfer & Trust Company, 6201 15th Avenue, Brooklyn, New York 11219; telephone number (800) 937-5449.

U.S. FEDERAL TAX CONSEQUENCES TO NON-U.S. HOLDERS

The following is a general discussion of certain U.S. federal income and estate tax consequences of the acquisition, ownership and disposition of common stock by a non-U.S. holder that acquires such stock pursuant to this offering and holds the shares as a “capital asset” within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”). A capital asset for these purposes generally is property held for investment.

As used in this discussion, the term “non-U.S. holder” means a beneficial owner of common stock (other than a partnership) that is not, for U.S. federal income tax purposes:

•	an individual who is a citizen of the United States;

•	an individual who is a resident of the United States, which generally is an individual who (1) is a lawful permanent resident of the United States, (2) is present in the United States for or in excess of certain periods of time or, (3) makes a valid election to be treated as a U.S. person;

•	a corporation, or any other entity treated as a corporation for U.S. federal tax purposes, created or organized in or under the laws of the United States, any state or political subdivision thereof, or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income tax, regardless of its source; or

•	a trust (1) that is subject to the primary supervision of a court within the United States and whose substantial decisions are subject to the control of one or more U.S. persons, or (2) that has a valid election in effect under Treasury regulations to be treated as a U.S. person.

This discussion is based on provisions of the Code, existing and proposed Treasury regulations issued under the Code, and administrative and judicial interpretations, in each case, as of the date hereof. These authorities are subject to change, possibly with retroactive effect, or to different interpretations.

This discussion does not address all aspects of U.S. federal income and estate taxes. Among other matters, this discussion does not consider:

•	foreign, state, local or other tax considerations that may be relevant to non-U.S. holders of common stock in light of their personal circumstances; or

•	U.S. federal income and estate tax consequences applicable to holders of common stock who are subject to special tax treatment under U.S. federal tax laws, including partnerships or other pass-through entities, banks and insurance companies, dealers in securities, holders of securities held as part of a “straddle,” “hedge,” “conversion transaction” or other risk-reduction transaction, controlled foreign corporations, passive foreign investment companies, foreign personal holding companies, tax-exempt organizations, former U.S. citizens or residents, holders subject to the alternative minimum tax, and persons who hold or receive common stock as compensation.

If an entity treated as a partnership for U.S. federal income tax purposes holds our common stock, the United States federal income tax treatment of a partner in such partnership generally will depend on the tax status of the partner and the activities of the partnership. A beneficial owner of common stock who is a partner of a partnership that holds common stock should consult such beneficial owner’s tax adviser.

Prospective investors should seek advice from their independent tax advisers concerning the U.S. federal, state, local and non-U.S. tax consequences of an investment in our common stock based on their particular circumstances.

Dividends

Any distributions on common stock will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. To the extent these distributions exceed our current or accumulated earnings and profits, the excess will constitute a return of capital that is applied against, and will reduce, the holder’s basis in the common stock, but not below zero, and then will be treated as gain from the sale of common stock.

Dividends paid to a non-U.S. holder of common stock that are not effectively connected with the non-U.S. holder’s conduct of a U.S. trade or business generally will be subject to withholding of U.S. federal income tax at a 30% rate, or any lower rate specified by an applicable income tax treaty. To receive a reduced treaty rate, a non-U.S. holder must complete Form W-8BEN (or a substitute form) of the Internal Revenue Service (the “IRS”), certify under penalties of perjury that such holder is eligible for benefits under the applicable income tax treaty and provide other additional information as required. The non-U.S. holder periodically must update the information on such forms. Special certification and other requirements apply to some non-U.S. holders that are pass-through entities rather than corporations or individuals. In addition, Treasury regulations provide special procedures for payments of dividends through specified intermediaries.

If a non-U.S. holder satisfies specified certification and disclosure requirements, the following dividends are not subject to U.S. federal withholding tax:

•	dividends that are effectively connected with the conduct of a trade or business by such non-U.S. holder within the United States; and

•	if an income tax treaty applies, dividends that are attributable to a permanent establishment, or, in the case of an individual, a fixed base in the United States, as provided in the applicable income tax treaty.

The non-U.S. holder would be required to provide FirstMerit with a properly executed IRS Form W-8ECI, for effectively connected income, or IRS Form W-8BEN, for income tax treaty benefits, or such successor form as the IRS designates. In such cases, dividends are subject to U.S. federal income tax on a net income basis at applicable graduated individual or corporate rates. In addition, a “branch profits tax” may be imposed at a 30% rate (or any lower rate that may be specified by an applicable income tax treaty) on dividends received by a foreign corporation that are effectively connected with its conduct of a trade or business in the United States.

Gain on Disposition of Common Stock

A non-U.S. holder generally will not be subject to U.S. federal income or withholding tax with respect to gain recognized on a sale or other disposition of common stock unless one of the following applies:

•	the gain is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States and, if required by an applicable income tax treaty, attributable to a permanent establishment maintained by the non-U.S. holder in the United States, in which case the non-U.S. holder will be subject to U.S. federal income tax on the gain, on a net income basis, at the graduated rates applicable to U.S. holders, unless an applicable income tax treaty provides otherwise, and a non-U.S. holder that is a foreign corporation also may be subject to the branch profits tax referred to above;

•	the non-U.S. holder is an individual and is present in the United States for 183 or more days in the taxable year of the sale or other disposition, and meets certain other conditions, in which case such non-U.S. holder will be subject to a flat 30% tax on the gain (unless an applicable income tax treaty provides otherwise), which may be offset by certain U.S.-source capital losses, even though the individual is not considered a resident of the United States; or

•	FirstMerit is or has been a “U.S. real property holding corporation” (a “USRPHC”) for U.S. federal income tax purposes at any time within the shorter of the five-year period preceding the disposition or the period during which the non-U.S. holder held the common stock, in which case only a non-U.S. holder who held, at any time during the applicable period, more than 5% of the common stock will be subject to U.S. federal income tax on the disposition of common stock under the USRPHC rules, so long as the common stock continues to be regularly traded on an established securities market.

In general, a corporation is a USRPHC if the fair market value of its “U.S. real property interests” equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests plus its other assets used or held for use in a trade or business. FirstMerit believes that it is not currently, has not been, and does not intend to become, a USRPHC for U.S. federal income tax purposes.

Federal Estate Tax

Common stock owned or treated as owned by an individual non-U.S. holder who is not a citizen or resident of the United States (as specially defined for U.S. federal estate tax purposes) at the time of death will be included in the individual’s gross estate for U.S. federal estate tax purposes, unless an applicable estate tax treaty provides otherwise, and, therefore, may be subject to U.S. federal estate tax.

Estates of non-resident non-citizens are generally allowed a statutory credit, which has the effect of offsetting the U.S. federal estate tax imposed on the first $60,000 of the taxable estate.

Information Reporting and Backup Withholding Tax

Under Treasury regulations, we must report annually to the IRS and to each non-U.S. holder the gross amount of dividends paid to such holder and the tax withheld, if any, with respect to such dividends. The reporting requirements apply regardless of whether withholding was reduced or eliminated by an applicable income tax treaty. Copies of the information returns reporting such dividends and withholding also may be required under an applicable income tax treaty to be made available to the tax authorities in the country in which a non-U.S. holder resides or is established.

A non-U.S. holder of common stock may be subject to backup withholding, currently at a rate of 28%, on payments of dividends if the non-U.S. holder fails to certify under penalties of perjury and in accordance with applicable Treasury regulations that such holder is a non-U.S. holder, or the payor has actual knowledge or reason to know that such holder is a U.S. person as defined under the Code.

The payment of proceeds on the sale or other disposition of common stock by or through a U.S. office of any U.S. or non-U.S. broker, is subject to both backup withholding and information reporting unless the beneficial owner certifies under penalties of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that such holder is a U.S. person as defined under the Code), or such holder otherwise establishes an exemption. In general, backup withholding and information reporting will not apply to a payment of proceeds on a sale or other disposition of common stock by or through a non-U.S. office of any U.S. or non-U.S. broker. If, however, the broker is, for U.S. federal income tax purposes:

•	a U.S. person (as defined for U.S. federal income tax purposes),

•	a controlled foreign corporation, as defined in the Code,

•	a foreign broker that derives 50% or more of its gross income for specified periods from the conduct of a trade or business in the United States, or

•	a foreign partnership with particular U.S. connections,

such payments will be subject to information reporting, but not backup withholding, unless the broker has documentary evidence in its records that the beneficial owner is a non-U.S. holder and other specified conditions are met or the beneficial owner otherwise establishes an exemption. In addition, backup withholding may apply in such cases unless specified certification requirements are satisfied or an exemption is otherwise established and the broker has no actual knowledge or reason to know that the holder is a U.S. person.

Any amounts withheld under the backup withholding rules do not constitute a separate U.S. federal income tax. Rather, any such withheld amounts may be allowed as a refund or a credit against the non-U.S. holder’s U.S. federal income tax liability, if any, if the required information is timely furnished to the IRS.

Furthermore, recently enacted legislation will require, after December 31, 2012, withholding at a rate of 30 percent on dividends in respect of, and gross proceeds from the sale of, our common stock held by or through certain foreign financial institutions (including investment funds), unless such institution enters into an agreement with the Secretary of the Treasury to report, on an annual basis, information with respect to shares in the institution held by certain United States persons and by certain non-U.S. entities that are wholly or partially owned by United States persons. Accordingly, the entity through which our common stock is held will affect the determination of whether such withholding is required. Similarly, dividends in respect of, and gross proceeds from the sale of, our common stock held by an investor that is a non-financial non-U.S. entity will be subject to withholding at a rate of 30 percent, unless such entity either (i) certifies to us that such entity does not have any “substantial United States owners” or (ii) provides certain information regarding the entity’s “substantial United States owners,” which we will in turn provide to the Secretary of the Treasury. Non-U.S. holders should consult with their tax advisors regarding the possible implications of the legislation on their investment in our common stock.

The foregoing discussion of U.S. federal tax consequences to non-U.S. holders is not tax advice. Accordingly, each prospective non-U.S. holder of common stock should consult such holder’s independent tax adviser with respect to the U.S. federal, state, local and non-U.S. tax consequences of the acquisition, ownership and disposition of common stock.

UNDERWRITING

Credit Suisse Securities (USA) LLC, RBC Capital Markets Corporation and Sandler O’Neill & Partners, L.P. are acting as representatives of the underwriters named below and as joint book-running managers for this offering. Under the terms and subject to the conditions contained in an underwriting agreement dated May 17, 2010, we have agreed to sell to the underwriters named below the following respective numbers of shares of common stock:

Number of Shares

Credit Suisse Securities (USA) LLC	5,526,316
RBC Capital Markets Corporation	5,526,316
Sandler O’Neill & Partners, L.P.	5,526,315

Total	16,578,947

The underwriting agreement provides that the underwriters are obligated to purchase all the shares of common stock in this offering if any are purchased, other than those shares covered by the over-allotment option described below. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may be increased or this offering may be terminated.

We have granted to the underwriters a 30-day option to purchase on a pro rata basis up to additional shares at the initial public offering price less the underwriting discount. The option may be exercised only to cover any over-allotments of common stock.

The underwriters propose to offer the shares of common stock initially at the public offering price on the cover page of this prospectus supplement and to selling group members at that price less a selling concession of $0.4845 per share. After the initial public offering, the representatives may change the public offering price and concession and discount to broker/dealers.

The following table shows the per share and total underwriting discounts and commissions we will pay to the underwriters. Such amounts are shown assuming both no exercise and full exercise of the underwriters’ over-allotment option.

	No Exercise	Full Exercise

Per Share	$0.8075	$0.8075
Total	$13,387,500	$15,395,625

We estimate that the total expenses of this offering, excluding the underwriting discount, will be approximately $400,000.

We have agreed that we will not, directly or indirectly, issue, offer, sell, contract to sell, pledge or otherwise dispose of any shares of our common stock or securities convertible into, or exchangeable or exercisable for, any shares of our common stock, or publicly disclose the intention to make any such issuance, offer, sale, pledge or disposition, or establish or increase any “put equivalent position” or liquidate or decrease any “call equivalent position” (in each case within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended, (“Exchange Act”) with respect to, or otherwise enter into any swap, derivative or other transaction or arrangement that transfers any economic consequence of ownership of, our common stock or securities convertible into, or exchangeable or exercisable for, any shares of our common stock, in each case without the prior written consent of Credit Suisse Securities (USA) LLC for a period of 90 days after the date of this prospectus supplement, except issuances and sales pursuant to the exercise of stock options outstanding on the date hereof, grants of common stock, stock options or other equity-based awards pursuant to the terms of any equity compensation plan in effect on the date hereof and issuances and sales pursuant to our dividend reinvestment plan.

Our executive officers and directors have agreed, subject to limited exceptions, that they will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, or establish or increase any “put equivalent position” or liquidate or decrease any “call equivalent position” (in each case within the meaning of Section 16 of the Exchange Act) with respect to, or otherwise enter into any swap, derivative or other transaction or arrangement that transfers any economic consequence of ownership of, our common stock or securities convertible into, or exchangeable or exercisable for, any shares of our common stock, in each case whether any of these transactions are to be settled by delivery of our common stock or other securities, in cash or otherwise, without, in each case, the prior written consent of Credit Suisse Securities (USA) LLC for a period of 90 days after the date of this prospectus supplement.

Our shares of common stock are listed on the Nasdaq under the symbol “FMER”.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the underwriters may be required to make because of those liabilities.

In compliance with the guidelines of the Financial Industry Regulatory Authority, Inc. (“FINRA”), the maximum discount or commission to be received by any FINRA member or independent broker-dealer may not exceed 8% of the aggregate offering price of the shares offered hereby.

In connection with this offering, the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Exchange Act, as follows:

•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

•	Over-allotment involves sales by the underwriters of shares in excess of the number of shares the underwriters are obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the underwriters is not greater than the number of shares that they may purchase in the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment option. The underwriters may close out any covered short position by either exercising their over-allotment option and/or purchasing shares in the open market.

•	Syndicate covering transactions involve purchases of the common stock in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. If the underwriters sell more shares than could be covered by the over-allotment option, thereby creating a naked short position, such position can only be closed out by buying shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in this offering.

•	Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the common stock originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the Nasdaq Global Select Market or otherwise and, if commenced, may be discontinued at any time.

A prospectus supplement and prospectus in electronic format may be made available on the web sites maintained by one or more of the underwriters, or selling group members, if any, participating in this offering and one or more of the underwriters participating in this offering may distribute prospectuses electronically. The representatives may agree to allocate a number of shares to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the underwriters and selling group members that will make internet distributions on the same basis as other allocations.

Certain of the underwriters and their affiliates may effect transactions for their own account or the account of their customers, and hold, on behalf of themselves or their customers, long or short positions in our debt or equity, and may do so in the future.

Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking and other commercial services for us, for which they received or will receive customary fees and expenses. Credit Suisse Securities (USA) LLC and certain of its affiliates, as well as Sandler O’Neil & Partners, L.P. and certain of it affiliates, have advised the Company on the Acquisition and will receive, and may continue to receive, cash compensation for such services.

Selling Restrictions

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a Relevant Member State), each underwriter has represented and agreed that it has not made and will not make an offer to the public of shares which are the subject of the offering (the “Shares”) in that Relevant Member State prior to the publication of a prospectus in relation to the Shares which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved by the competent authority in another Relevant Member State and published and passported in accordance with the Prospectus Directive as implemented in that Relevant Member State, except that it may, make an offer to the public in that Relevant Member State of any Shares at any time following exemptions under the Prospectus Directive if they have been implemented in that Relevant Member State:

1. to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

2. to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

3. to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of Credit Suisse Securities (USA) LLC for any such offer; or

4. in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of shares shall result in a requirement for the publication by us or any underwriter of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of shares to the public” in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe the shares, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

In the case of any shares being offered to a financial intermediary as that term is used in Article 3(2) of the Prospectus Directive, such financial intermediary will also be deemed to have represented, acknowledged and agreed that the shares acquired by it in the offering have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to persons in circumstances which may give rise to an offer of any shares to the public other than their offer of resale in a Relevant Member State to qualified investors as so defined or in circumstances in which the prior consent of the underwriters has been obtained to each such proposed offer or resale. We, and the underwriters and their affiliates, and others will rely upon the truth and accuracy of the foregoing representation, acknowledgement and agreement. Notwithstanding the above, a person who is not a qualified investor and who has notified the underwriters of such fact in writing may, with the consent of the underwriters, be permitted to purchase shares in the offering.

Denmark

This prospectus has not been prepared in the context of a public offering of securities in Denmark within the meaning of the Danish Securities Trading Act No. 171 of 17 March 2005, as amended from time to time, or any Executive Orders issued on the basis thereof and has not been and will not be filed with or approved by the Danish Financial Supervisory Authority or any other public authority in Denmark. The offering of the shares of common stock will only be made to persons pursuant to one or more of the exemptions set out in Executive Order No. 306 of 28 April 2005 on Prospectuses for Securities Admitted for Listing or Trade on a Regulated Market and on the First Public Offer of Securities exceeding EUR 2,500,000 or Executive Order No. 307 of 28 April 2005 on Prospectuses for the First Public Offer of Certain Securities between EUR 100,000 and EUR 2,500,000, as applicable.

Finland

This prospectus supplement and the accompanying prospectus have not been prepared to comply with the standards and requirements regarding public offering set forth in the Finnish Securities Market Act (1989/495, as amended) and have not been approved by the Finnish Financial Supervision Authority. The securities may not be offered, sold, advertised or otherwise marketed in Finland under circumstances which constitute public offering of securities under Finnish law.

France

Neither this prospectus nor any other offering material relating to the capital securities described in this prospectus has been submitted to the clearance procedures of the Autorité des Marchés Financiers or of the competent authority of another member state of the European Economic Area and notified to the Autorité des Marchés Financiers. The capital securities have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France. Neither this prospectus nor any other offering material relating to the capital securities has been or will be:

•	released, issued, distributed or caused to be released, issued or distributed to the public in France; or

•	used in connection with any offer for subscription or sale of the capital securities to the public in France.

Such offers, sales and distributions will be made in France only:

•	to qualified investors (investisseurs qualifiés) and/or to a restricted circle of investors (cercle restraint d’investisseurs), in each case investing for their own account, all as defined in, and in accordance with, Article L.411-2, D.411-1, D.411-2, D.734-1, D.744-1, D.754-1 and D.764-1 of the French Code monétaire et financier;

•	to investment services providers authorized to engage in portfolio management on behalf of third parties; or

•	in a transaction that, in accordance with article L.411-2-II-1tm-or-2tm-or 3tm of the French Code monétaire et financier and article 211-2 of the General Regulations (Règlement Général) of the Autorité des Marchés Financiers, does not constitute a public offer (appel public à l’épargne).

The capital securities may be resold directly or indirectly, only in compliance with Articles L.411-1, L.411-2, L.412-1 and L.621-8 through L.621-8-3 of the French Code monétaire et financier.

Germany

Any offer or solicitation within Germany made in connection with the shares described in this prospectus supplement must be in full compliance with the German Securities Prospectus Act (Wertpapierprospektgesetz) (the “GSPA”). This prospectus supplement does not constitute a public offering within the meaning of the GSPA and has not been and will not be submitted for approval to the German Federal Financial Services Supervisory Authority (Bundesanstalt fur Finanzdienstleistungsaufsicht). This prospectus supplement and any other document relating to the shares, as well as information contained therein, may not be supplied to the public in Germany, any public marketing of the shares or any public solicitation for offers to subscribe for or otherwise acquire the shares. This prospectus supplement and other offering materials relating to the offer of the shares are strictly confidential and may not be distributed to any person or entity other than the designated recipients hereof.

Republic of Ireland

This prospectus supplement and the attached prospectus does not constitute a prospectus within the meaning of Part 5 of the Investment Funds, Companies and Miscellaneous Provisions Act 2005 of Ireland. No offer of Common Equivalent Securities to the public is made, or will be made, that requires the publication of a prospectus pursuant to Irish prospectus law (within the meaning of Part 5 of the Investment Funds, Companies and Miscellaneous Provisions Act 2005 of Ireland) in general, or in particular pursuant to the Prospectus (Directive 2003/71/EC) Regulations 2005 of Ireland. This prospectus supplement and the attached prospectus has not been approved or reviewed by or registered with the Central Bank and Financial Services Authority of Ireland.

Neither this prospectus supplement nor the attached prospectus constitutes investment advice or the provision of investment services within the meaning of the European Communities (Markets in Financial Instruments) Regulations 2007 of Ireland (as amended) or otherwise. We are not an authorized investment firm within the meaning of the European Communities (Markets in Financial Instruments) Regulations 2007 of Ireland (as amended) and the recipients of this prospectus supplement and the attached prospectus should seek independent legal and financial advice in determining their actions in respect of or pursuant to this prospectus supplement and the attached prospectus.

Italy

The offering of the shares has not been registered pursuant to Italian securities legislation and, accordingly, no shares may be offered, sold or delivered, nor may copies of this document or of any other document relating to the shares be distributed, in the Republic of Italy except:

(i) to qualified investors (investitori qualificati), as defined pursuant to Article 100 of Legislative Decree No. 58 of February 24, 1998, as amended (the “Financial Services Act”) and Article 34-ter, first paragraph, letter b) of CONSOB Regulation No. 11971 of May 14, 1999, as amended from time to time (“Regulation No. 11971”); or

(ii) in other circumstances which are exempted from the rules on public offerings pursuant to Article 100 of the Financial Services Act and Regulation No. 11971.

Any offer, sale or delivery of the shares or distribution of copies of this document or any other document relating to the shares in the Republic of Italy under (i) or (ii) above must be:

(a) made by an investment firm, bank or financial intermediary permitted to conduct such activities in the Republic of Italy in accordance with the Financial Services Act, CONSOB Regulation No. 16190 of October 29, 2007 (as amended from time to time) and Legislative Decree No. 385 of September 1, 1993, as amended; and

(b) in compliance with any other applicable laws and regulations or requirement imposed by CONSOB or other Italian authority.

Please note that in accordance with Article 100-bis of the Financial Services Act, where no exemption from the rules on public offerings applies under (i) and (ii) above, the subsequent distribution of the shares in Italy must be made in compliance with the public offer and the prospectus requirement rules provided under the Financial Services Act and Regulation No. 11971. Failure to comply with such rules may result in the saleof such shares being declared null and void and in the liability of the intermediary transferring the financial instruments for any damages suffered by the investors.

The Netherlands

Each underwriter has represented and agreed that the shares may not be offered, have not been offer and will not be offered, directly or indirectly, in The Netherlands, as part of their initial distribution or as part of any re-offering, other than to persons established, domiciled or resident in The Netherlands who are professional parties, within the meaning of section 1a, subsection 3 of the Exemption Regulation to the Dutch Act on the Supervision of the Securities Trade 1995, as amended from time to time, which includes banks, certain securities intermediaries (including dealers and brokers), insurance companies, pension funds and certain other institutional investors and commercial enterprises.

Norway

This prospectus has not been approved or disapproved by, or registered with, the Oslo Stock Exchange, the Norwegian Financial Supervisory Authority (Kredittilsynet) nor the Norwegian Registry of Business Enterprises, and the common stock are marketed and sold in Norway on a private placement basis and under other applicable exceptions from the offering prospectus requirements as provided for pursuant to the Norwegian Securities Trading Act.

Sweden

This prospectus has not been nor will it be registered with or approved by Finansinspektionen (the Swedish Financial Supervisory Authority). Accordingly, this document may not be made available, nor may the securities offered hereunder be marketed and offered for sale in Sweden, other than under circumstances which are deemed not to require a prospectus under the Financial Instruments Trading Act (1991: 980). This offering will only be made to qualified investors in Sweden.

Switzerland

Each underwriter has represented and agreed that it will ensure that the selling and/or marketing of the shares does not qualify as a “public offering” within the meaning of Art. 1156 Para. 1 of the Swiss Code of Obligations or any other applicable Swiss laws, regulations, rules, codes and practices of any nature whatsoever.

United Kingdom

Each of the underwriters represents and agrees that:

(i) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of FSMA) received by it in connection with the issue or sale of the shares in circumstances in which Section 21(1) of FSMA does not apply; and

(ii) it has complied and will comply with all applicable provisions of FSMA with respect to anything done by it in relation to the shares in, from or otherwise involving the United Kingdom.

Hong Kong

The shares may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance

(Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the capital securities may not be circulated or distributed, nor may the capital securities be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to compliance with conditions set forth in the SFA.

Where the capital securities are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

•	a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

•	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the capital securities pursuant to an offer made under Section 275 of the SFA except to an institutional investor (for corporations, under Section 274 of the SFA) or to a relevant person

•	defined in Section 275(2) of the SFA, or to any person pursuant to an offer that is made on terms that such shares, debentures and units of shares and debentures of that corporation or such rights and interest in that trust are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets, and further for corporations, in accordance with the conditions specified in Section 275 of the SFA;

•	where no consideration is or will be given for the transfer; or

•	where the transfer is by operation of law.

NOTICE TO CANADIAN RESIDENTS

Resale Restrictions

The distribution of the shares in Canada is being made only on a private placement basis exempt from the requirement that we prepare and file a prospectus with the securities regulatory authorities in each province where trades of shares are made. Any resale of the shares in Canada must be made under applicable securities laws which may vary depending on the relevant jurisdiction, and which may require resales to be made under available statutory exemptions or under a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the shares.

Representations of Purchasers

By purchasing shares in Canada and accepting delivery of a purchase confirmation, a purchaser is representing to us and the dealer from whom the purchase confirmation is received that:

•	the purchaser is entitled under applicable provincial securities laws to purchase the shares without the benefit of a prospectus qualified under those securities laws as it is an “accredited investor” as defined under National Instrument 45-106 — Prospectus and Registration Exemptions,

•	the purchaser is a “permitted client” as defined in National Instrument 31-103 — Registration Requirements and Exemptions,

•	where required by law, the purchaser is purchasing as principal and not as agent,

•	the purchaser has reviewed the text above under “Resale Restrictions”, and

•	the purchaser acknowledges and consents to the provision of specified information concerning the purchase of the shares to the regulatory authority that by law is entitled to collect the information, including certain personal information. For purchasers in Ontario, questions about such indirect collection of personal information should be directed to Administrative Support Clerk, Suite 1903, Box 55, 20 Queen Street West, Toronto, Ontario M5H 3S8 or to (416) 593-3684.

Rights of Action — Ontario Purchasers Only

Under Ontario securities legislation, certain purchasers who purchase a security offered by this document during the period of distribution will have a statutory right of action for damages, or while still the owner of the shares, for rescission against us in the event that this document contains a misrepresentation without regard to whether the purchaser relied on the misrepresentation. The right of action for damages is exercisable not later than the earlier of 180 days from the date the purchaser first had knowledge of the facts giving rise to the cause of action and three years from the date on which payment is made for the shares. The right of action for rescission is exercisable not later than 180 days from the date on which payment is made for the shares. If a purchaser elects to exercise the right of action for rescission, the purchaser will have no right of action for damages against us. In no case will the amount recoverable in any action exceed the price at which the shares were offered to the purchaser and if the purchaser is shown to have purchased the securities with knowledge of the misrepresentation, we will have no liability. In the case of an action for damages, we will not be liable for all or any portion of the damages that are proven to not represent the depreciation in value of the shares as a result of the misrepresentation relied upon. These rights are in addition to, and without derogation from, any other rights or remedies available at law to an Ontario purchaser. The foregoing is a summary of the rights available to an Ontario purchaser. Ontario purchasers should refer to the complete text of the relevant statutory provisions.

Enforcement of Legal Rights

All of our directors and officers as well as the experts named herein may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon us or those persons. All or a substantial portion of our assets and the assets of those persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against us or those persons in Canada or to enforce a judgment obtained in Canadian courts against us or those persons outside of Canada.

Taxation and Eligibility for Investment

Canadian purchasers of shares should consult their own legal and tax advisors with respect to the tax consequences of an investment in the shares in their particular circumstances and about the eligibility of the investment by the purchaser under relevant Canadian legislation.

EXPERTS

The consolidated financial statements of FirstMerit appearing in FirstMerit’s Annual Report on Form 10-K for the year ended December 31, 2009, and the effectiveness of FirstMerit’s internal control over financial reporting as of December 31, 2009, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

LEGAL MATTERS

Vorys, Sater, Seymour and Pease LLP will pass upon the legality of the common stock offered by this prospectus supplement for FirstMerit. As of May 14, 2010, attorneys of Vorys, Sater, Seymour and Pease LLP beneficially own approximately 345,000 shares of FirstMerit common stock. Certain legal matters will be passed upon by Skadden, Arps, Slate, Meagher & Flom LLP for the underwriters.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. In addition, our SEC filings are available to the public at the SEC’s Internet site at http://www.sec.gov. We also maintain an Internet site (http://www.firstmerit.com) where information about FirstMerit and its subsidiaries can be obtained. The information contained on our Internet site is not part of this prospectus supplement.

In this prospectus supplement, as permitted by law, we “incorporate by reference” information from other documents that we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered a part of this prospectus supplement and should be read with the same care. When we update the information contained in documents that have been incorporated by reference by making future filings with the SEC, the information incorporated by reference in this prospectus supplement is considered to be automatically updated and superseded. In other words, in case of a conflict or inconsistency between information contained in this prospectus supplement and information incorporated by reference into this prospectus supplement, you should rely on the information contained in the document that was filed at a later date.

We incorporate by reference the documents listed below and any documents we file with the SEC in the future under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (other than those portions that may be “furnished” and not “filed” with the SEC), until the offerings pursuant to this prospectus supplement are completed:

•	Our Annual Report on Form 10-K for the year ended December 31, 2009;

•	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2010;

•	Our Current Reports on Form 8-K filed on February 22, 2010, March 3, 2010, May 3, 2010, May 14, 2010 and May 17, 2010;

•	The definitive proxy statement for our 2010 Annual Meeting of Shareholders; and

•	The description of our common stock contained in our Current Report on Form 8-K filed with the SEC on May 14, 2010, or contained in any subsequent amendment or report filed for the purpose of updating such description.

You may request a copy of any of these filings, other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing, at no cost, by writing to or telephoning us at the following address:

FirstMerit Corporation
III Cascade Plaza, 7th Floor
Akron, Ohio 44308
(330) 966-6300

III CASCADE PLAZA
Akron, Ohio 44308

Common Shares
Preferred Stock
Debt Securities
Depositary Shares
Warrants
Units

The securities of each class may be offered and sold by FirstMerit Corporation and/or may be offered and sold, from time to time, by one or more selling securityholders to be identified in the future. FirstMerit Corporation will provide the specific terms of these securities in supplements to this Prospectus. You should read this Prospectus and the applicable prospectus supplement carefully before you invest in the securities described in the applicable prospectus supplement. This Prospectus may not be used to consummate sales of securities unless accompanied by a prospectus supplement and any applicable pricing supplement.

The words “FirstMerit,” “Corporation,” “Registrant,” “we,” “our,” “ours” and “us” as used herein refer to FirstMerit Corporation and its subsidiaries, unless otherwise stated. The mailing address of our principal executive offices is III Cascade Plaza, Akron, Ohio 44308; telephone number (330) 996-6300. Our common stock, with no par value (the “Common Shares”), is listed on the Nasdaq Global Select Market under the symbol “FMER.”

Any securities offered by this Prospectus and any accompanying prospectus supplement will be our equity securities or unsecured obligations and will not be savings accounts, deposits or other obligations of any of our banking or non-banking subsidiaries and are not insured by the Federal Deposit Insurance Corporation, the bank insurance fund or any other governmental agency or instrumentality.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy of this Prospectus. Any representation to the contrary is a criminal offense.

This prospectus is dated February 6, 2009.

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Where You Can Find More Information	1
Consolidated Earnings Ratios	2
Legal Matters	2
Experts	2

ABOUT THIS PROSPECTUS

This prospectus is part of a Registration Statement we have filed with the Securities and Exchange Commission (“SEC”) using a “shelf” registration process. Using this process, we may offer any combination of the securities described in this Prospectus in one or more offerings. Each time we use this Prospectus to offer securities, we will provide a prospectus supplement and, if applicable, a pricing supplement that will describe the specific terms of the offering. The prospectus supplement and any pricing supplement may also add to, update or change information contained in this Prospectus. Please carefully read this Prospectus, the prospectus supplement and any applicable pricing supplement, in addition to the information contained in the documents we refer to under the heading “Where You Can Find More Information.”

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. In addition, our SEC filings are available to the public at the SEC’s Internet site at http://www.sec.gov. We also maintain an Internet site (http://www.firstmerit.com) where information about FirstMerit and its subsidiaries can be obtained. The information contained on our Internet site is not part of this Prospectus.

In this Prospectus, as permitted by law, we “incorporate by reference” information from other documents that we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this Prospectus and should be read with the same care. When we update the information contained in documents that have been incorporated by reference by making future filings with the SEC, the information incorporated by reference in this Prospectus is considered to be automatically updated and superseded. In other words, in case of a conflict or inconsistency between information contained in this Prospectus and information incorporated by reference into this Prospectus, you should rely on the information contained in the document that was filed later.

We incorporate by reference the documents listed below and any documents we file with the SEC in the future under Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 (other than those portions that may be “furnished” and not filed with the SEC) until our offering is completed:

•	Our Annual Report on Form 10-K for the year ended December 31, 2007;

•	Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2008, June 30, 2008, and September 30, 2008;

•	Our Current Reports on Form 8-K filed on January 23, 2008, February 22, 2008, March 12, 2008, October 9, 2008, December 16, 2008, January 12, 2009 and January 14, 2009; and

•	The description of our Common Shares contained in our Current Report on Form 8-K filed with the SEC on February 22, 2008, or contained in any subsequent amendment or report filed for the purpose of updating such description.

You may request a copy of any of these filings, other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing, at no cost, by writing to or telephoning us at the following address:

FirstMerit Corporation
III Cascade Plaza, 7th Floor
Akron, Ohio 44308
(330) 966-6300

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CONSOLIDATED EARNINGS RATIOS

The following table shows our consolidated ratios of earnings to fixed charges for each of the years in the five-year period ended December 31, 2008.

For the purpose of calculating the ratio of earnings to combined fixed charges, we divided consolidated income, before income taxes and the cumulative effect of accounting changes, plus fixed charges by fixed charges. Fixed charges consist of:

•	consolidated interest expense, excluding or including interest on deposits, as the case may be; and

•	that portion of rental expense that is deemed representative of the interest factor, net of income from subleases.

Consolidated	For the Twelve Months Ended December 31,
Ratios of Earnings to Fixed Charges	2008(1)	2007	2006	2005	2004

Excluding deposit interest	3.74	2.84	2.59	3.64	4.04
Including deposit interest	1.84	1.58	1.49	1.94	1.94

(1)	Unaudited.

USE OF PROCEEDS

We intend to use the net proceeds from the sales of the securities as set forth in the applicable prospectus supplement. We will not receive any proceeds from the sales of any securities by selling securityholders.

LEGAL MATTERS

Unless otherwise indicated in the applicable prospectus supplement, the validity of the securities will be passed upon by Vorys, Sater, Seymour and Pease LLP. As of January 30, 2009, attorneys of Vorys, Sater, Seymour and Pease LLP beneficially own approximately 1,091,383 FirstMerit Common Shares. Unless otherwise provided in the applicable prospectus supplement, certain legal matters will be passed upon for any underwriters or agents by their own counsel.

EXPERTS

The consolidated financial statements of FirstMerit appearing in FirstMerit’s Annual Report (Form 10-K) for the year ended December 31, 2007, and the effectiveness of FirstMerit’s internal control over financial reporting as of December 31, 2007, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein and incorporated herein by reference. Such consolidated financial statements and FirstMerit’s management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2007 are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements as of December 31, 2006 and for each of the two years in the period ended December 31, 2006 incorporated in this Prospectus by reference to FirstMerit’s Annual Report (Form 10-K) for the year ended December 31, 2007 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

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